Exhibit (a)(5)(A)
This document is important and requires your immediate attention. If you are in doubt of how to deal with it, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.
OPTIMAL GROUP INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 9, 2010
AND
MANAGEMENT INFORMATION CIRCULAR
June 10, 2010

Registered Office:
3500 de Maisonneuve Blvd. West, Suite 800
Montréal, Québec H3Z 3C1
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the shareholders of Optimal Group Inc. (the “Corporation”)
NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (the “Shareholders”) of Class “A” shares (the “Shares”) of the Corporation will be held at the Corporation’s principal office, 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, on July 9, 2010 at 8:30 a.m. (Eastern time). The purpose of the Meeting is to:
1.	consider and, if deemed advisable, pass, with or without amendment, a special resolution (the “Amalgamation Resolution”) (the full text of which is set out in Appendix “A” to the accompanying management information circular (the “Circular”)), approving the amalgamation (the “Amalgamation”) of the Corporation with 7533403 Canada Inc., a wholly-owned subsidiary of 7293411 Canada Inc. (the “Offeror”), substantially upon the terms and conditions set out in the amalgamation agreement attached as Appendix “B” to the Circular; and

2.	consider and act on other business as may properly come before the Meeting or any postponement or adjournment thereof.
The Amalgamation is the second and final step in the acquisition of the Corporation by the Offeror. The first step was a tender offer for all of the Shares not already owned by the Offeror and its joint actors at a price of US$2.40 per Share.
The record date for determination of Shareholders entitled to receive notice of and to vote at the Meeting is June 15, 2010 (the “Record Date”). Only Shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. The share register will not be closed between the Record Date and the date of the Meeting. This notice of the Meeting (the “Notice of Meeting”) is accompanied by the Circular, a form of proxy and a letter of transmittal. The specific details of the matters to be put before the Meeting as identified above are set forth in the Circular accompanying and forming part of this Notice of Meeting. All of the proxy materials are also available on the internet at www.optimalgrp.com/proxy.
Shareholders, whether anticipating to attend the Meeting in person or not, are urged to complete, sign, date and return the enclosed form of proxy promptly in the envelope provided or by facsimile to the Corporation’s transfer agent, Computershare Investor Services Inc. (“Computershare”), Attention: Proxy Tabulation Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, facsimile number: (416) 263-9524 or 1-866-249-7775, as instructed on the form of proxy. To be effective, proxies must be received by Computershare not later than 8:30 a.m. (Eastern time) on July 7, 2010, or, if the Meeting is adjourned or postponed, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed Meeting, or any further adjournment or postponement thereof.
Pursuant to Section 190 of the Canada Business Corporations Act (the “CBCA”), a registered Shareholder may dissent in respect of the Amalgamation Resolution. If the Amalgamation Resolution is approved and the Amalgamation is completed, dissenting Shareholders who have complied with the procedures set forth in the CBCA will be entitled to be paid the fair value of their Shares. This right is summarized in Appendix “C” to the Circular and the text of Section 190 of the CBCA is set forth in Appendix “D” to the Circular. Failure to adhere strictly with the requirements set forth in Section 190 of the CBCA may result in the loss or unavailability of any right to dissent.
In order to receive the cash consideration that a Shareholder is entitled to upon the completion of the redemption of preferred shares described in the Circular, a registered Shareholder must complete and sign the letter of transmittal (printed on blue paper) accompanying the Circular and return it, together with such registered Shareholder’s share certificate(s) and any other required documents and instruments to Computershare in accordance with the procedures set out in the letter of transmittal. If the Arrangement Resolution is not approved and the redemption of preferred shares described in the Circular is not completed, the share certificate(s) will be returned to such registered Shareholder.

DATED at Montréal, Québec this 10th day of June 2010.
By ORDER of the Board of Directors

Leon P. Garfinkle
Senior Vice-President, General Counsel and Secretary

TABLE OF CONTENTS

GLOSSARY OF TERMS	5
INFORMATION CONTAINED IN THIS CIRCULAR	10
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	10
FORWARD LOOKING STATEMENTS	10
AVAILABILITY OF DISCLOSURE DOCUMENTS	11
REPORTING CURRENCY	11
GENERAL PROXY INFORMATION	12
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES	14
SPECIAL BUSINESS TO BE CONDUCTED AT THE MEETING	15
THE AMALGAMATION	15
PRIOR VALUATION	21
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	25
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	28
SOURCE OF FUNDS	31
INFORMATION CONCERNING THE OFFEROR	31
INFORMATION CONCERNING SUBCO	32
INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON AT THE MEETING	32
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	32
AUDITORS	34
EFFECT OF THE AMALGAMATION ON MARKETS AND LISTING	34
AVAILABLE INFORMATION	34
OTHER MATTERS	35
APPROVAL OF THE CORPORATION	35
CONSENT OF STIKEMAN ELLIOTT LLP	36
CONSENT OF PRICEWATERHOUSECOOPERS LLP	37
APPENDIX “A”	A-1
APPENDIX “B”	B-1
APPENDIX “C”	C-1
APPENDIX “D”	D-1

GLOSSARY OF TERMS
     In this Circular, the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in this Circular:
“affiliate” has the meaning that would be given to such term in the Securities Act if the word “company” were changed to “Person” (as defined herein);
“allowable capital loss” has the meaning ascribed thereto in the section of this Circular entitled “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Taxation of Capital Gains or Losses”;
“Amalco” means the corporation continuing under the CBCA as a result of the Amalgamation;
“Amalco Common Shares” means common shares in the share capital of Amalco, the rights, privileges, restrictions and conditions of which are set out in Schedule A to the Amalgamation Agreement;
“Amalco Redeemable Preferred Shares” means class A redeemable preferred shares in the share capital of Amalco, the rights, privileges, restrictions and conditions of which are set out in Schedule A to the Amalgamation Agreement;
“Amalgamation” means the amalgamation of the Corporation and Subco substantially on the terms of the Amalgamation Agreement;
“Amalgamation Agreement” means the amalgamation agreement entered into as of July 9, 2010 between the Corporation and Subco, a copy of which is attached as Appendix “B” to this Circular;
“Amalgamation Resolution” means the special resolution of the Shareholders concerning the Amalgamation to be considered at the Meeting, substantially in the form set out in Appendix “A” to this Circular;
“associate” has the meaning ascribed thereto in the Securities Act;
“Base Salary” has the meaning ascribed thereto in the Employment Agreements;
“Board of Directors” means the board of directors of the Corporation;
“Broadridge” means Broadridge Investor Communication Solutions;
“Business Day” means any day (other than a Saturday and a Sunday) on which banking institutions in each of Toronto and Montréal are open for business;
“Canadian Resident Holder” has the meaning ascribed thereto in the section of this Circular entitled “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada”;
“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;
“Code” has the meaning ascribed thereto in the section of this Circular entitled “Certain United States Federal Income Tax Considerations”;
“Circular” means this management information circular, including all appendices and schedules hereto and thereto and any and all documents incorporated by reference herein and therein;
“Compulsory Acquisition” has the meaning ascribed to that term in the Support Agreement;
“Computershare” means Computershare Investor Services Inc.;

“Consideration” means the value ascribed to the two business portfolio assets of OMSI known as the “Moneris” and “UBC” assets in the independent valuation of RSM Richter to be provided by RSM Richter prior to the Redemption Date;
“CRA” has the meaning ascribed thereto in the section of this Circular entitled “Certain Canadian Federal Income Tax Considerations”;
“Directors’ Circular” means the circular of the Board of Directors dated March 31, 2010 relating to the Offer;
“Dissenting Shareholder” means a registered Shareholder who, in connection with the Amalgamation Resolution, has exercised the right to dissent pursuant to section 190 of the CBCA, in strict compliance with the provisions thereof, and thereby becomes entitled to receive the fair value of the Shares held by that Shareholder, where that Shareholder has not withdrawn that Shareholder’s notice of dissent or forfeited that Shareholder’s right to dissent and where that Shareholder’s right to dissent has not otherwise been terminated, in each case under the CBCA;
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;
“Effective Date” means the date shown on the certificate of amalgamation to be issued in respect of the Amalgamation, which date is anticipated to be July 9, 2010;
“Employment Agreements” means, collectively, the employment agreements between the Corporation and each of Neil S. Wechsler, Holden L. Ostrin and Gary S. Wechsler entered into on March 5, 2004;
“Escrow Agent” means Fraser Milner Casgrain LLP;
“Escrow Agreement” means the escrow agreement, dated March 1, 2010, among the Offeror, Francis Choi and the Escrow Agent;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“fair value”, where used in relation to a Share held by a Dissenting Shareholder, means fair value as determined by a court under section 190 of the CBCA or as agreed to between Amalco and the Dissenting Shareholder;
“FOFI” has the meaning ascribed to that term in the section of this Circular entitled “Prior Valuation — Restrictions, Limitations and Assumptions”;
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign having jurisdiction over the affairs of Optimal, (ii) any subdivision or authority of any of the foregoing having jurisdiction over the affairs of Optimal, or (iii) any quasi-governmental or private body, including any stock exchange, in each case exercising any regulatory, expropriation or taxing authority, under or for the account of any of the above;
“Information” has the meaning ascribed thereto in the section of this Circular entitled “Prior Valuation — Restrictions, Limitations and Assumptions”;
“IRS” has the meaning ascribed thereto in the section of this Circular entitled “Certain United States Federal Income Tax Considerations”;
“Joint Actors” means Richard Yanofsky, President of WowWee Canada Inc., Peter Yanofsky, President of WowWee USA, Inc., Francis Choi, Chairman of Early Light International (Holdings) Ltd, and Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited;
“Joint Bid Agreement” has the meaning ascribed thereto in the section of this Circular entitled “Interest of Informed Persons in Material Transactions — Joint Bid Agreement”;

“Letter Agreements” means letter agreements entered into by Optimal and each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler pursuant to which they agreed to a 30% reduction on 80% of their Base Salary since July 2, 2009;
“Letter of Transmittal” means the letter of transmittal (in the form printed on blue paper) accompanying this Circular, to be completed by registered holders of Shares;
“Loan” has the meaning ascribed thereto in the section of this Circular entitled “Source of Funds”;
“Loan Agreement” means the loan agreement dated February 24, 2010 entered into by and between Francis Choi and the Offeror;
“Management” has the meaning ascribed to that term in the section of this Circular entitled “Prior Valuation— Independence of PwC”;
“Meeting” means the special meeting of Shareholders to be held on July 9, 2010 or such later date as may be determined by the Board of Directors, and any adjournments or postponements thereof;
“Meeting Materials” means the Notice of Meeting, this Circular, the Letter of Transmittal and the form of proxy;
“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;
“Moneris Portfolio” means the portfolio of retail point-of-sale merchants in respect of which OMSI has subcontracted the management to Sterling Payment Solutions Inc.;
“NASDAQ” means the NASDAQ Global Market;
“Non-Resident Holder” has the meaning ascribed thereto in the section of this Circular entitled “Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada”;
“Notice of Meeting” means the notice of the Meeting accompanying this Circular;
“Offer” means the offer by the Offeror dated March 31, 2010 as amended and restated on May 6, 2010 to purchase all of the outstanding Shares, including Shares issuable upon conversion, exchange or exercise of Options and Warrants, not already held by the Offeror, its affiliates and associates, for $2.40 in cash per Share;
“Offeror” means 7293411 Canada Inc.;
“OMSI” means Optimal Merchant Services Inc.;
“Optimal” or the “Corporation” means Optimal Group Inc.;
“Options” means options to purchase Shares under the Stock Option Plan;
“Person” includes an individual, sole proprietorship, partnership, limited partnership, association, corporation, company, limited liability company, unincorporated association, unincorporated syndicate or organization, trust, body corporate, joint venture, business organization, trustee, patrimony by appropriation, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
“PwC” means PricewaterhouseCooper LLP;
“Record Date” means June 15, 2010, the record date for determining Shareholders entitled to receive notice and vote at the Meeting;
“Redemption Date” means as soon as practicable on the Effective Date;

“Redemption Price” means $2.40 in cash for each Share (payable on the redemption of Amalco Redeemable Preferred Shares to be issued by Amalco to Shareholders (other than Dissenting Shareholders and the Offeror and its Joint Actors) in connection with the Amalgamation), as more fully described in the Circular;
“Releasees” has the meaning ascribed thereto in the section of this Circular entitled “Interest of Informed Persons in Material Transactions — Settlement Agreement”;
“Releasors” has the meaning ascribed thereto in the section of this Circular entitled “Interest of Informed Persons in Material Transactions — Settlement Agreement”;
“Schedule 13E-3” means the transaction statement under Section 13(e) of the Exchange Act and Rule 13e-3 of the Exchange Act filed by the Offeror and its Joint Actors with the SEC on March 31, 2010, as amended;
“Schedule 14D-9” means the solicitation/recommendation statement under Section 14(d) of the Exchange Act and Rule 14d-9 of the Exchange Act filed by the Corporation with the SEC on March 31, 2010, as amended;
“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the Securities Act (Québec), and the rules and regulations made thereunder, and published policies in respect thereof, as now in effect and as they may be promulgated, published or amended from time to time;
“SEDAR” means the System for Electronic Document Analysis and Retrieval;
“Senior Management” or “Senior Management Filing Persons” means, collectively, Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler;
“Settlement Agreement” means the settlement agreement, dated March 16, 2010, entered into by and among the Offeror, Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler, and with Optimal intervening;
“Severance Payments” has the meaning ascribed thereto in the section of this Circular entitled “Interest of Informed Persons in Material Transactions — Settlement Agreement”;
“Share Certificates” means certificates representing Shares and, following the Amalgamation, Amalco Redeemable Preferred Shares (other than certificates held by Dissenting Shareholders which, following the Amalgamation, represent the right to receive payment in accordance with section 190 of the CBCA);
“Shareholders” means the holders of Shares and “Shareholder” means any one of them;
“Shares” means the issued and outstanding Class “A” shares of Optimal;
“Special Committee” means the special committee of independent directors of the Corporation;
“Stock Option Plan” means the stock option plan of the Corporation adopted on February 7, 1997, as amended in April 2000 and October 2001;
“Subco” means 7533403 Canada Inc.;
“Subco Shares” means common shares in the share capital of Subco;
“Subsequent Acquisition Transaction” has the meaning ascribed to that term in the Support Agreement;
“Support Agreement” means the support agreement entered into by and among the Offeror and Optimal dated as of March 16, 2010, as amended from time to time;
“Take-Over Bid Circular” means the Offer and accompanying take-over bid circular of the Offeror dated March 31, 2010, as amended and restated on May 6, 2010 setting forth the terms and conditions of the Offer;

“taxable capital gain” has the meaning ascribed thereto in the section of this Circular entitled “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Taxation of Capital Gains or Losses”;
“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1, (5th Suppl.) and the regulations thereunder, as amended;
“Tax Proposals” has the meaning ascribed thereto in the section of this Circular entitled “Certain Canadian Federal Income Tax Considerations”;
“Transaction” has the meaning ascribed thereto in the section of this Circular entitled “Source of Funds”;
“UBC” means United Bank Card, Inc.;
“U.S. Holder” has the meaning ascribed thereto in the section of this Circular entitled “Certain United States Federal Income Tax Considerations”;
“Valuation” means the formal valuation of the Shares prepared by PwC as required by MI 61-101, a summary of which is set forth in the Directors’ Circular; and
“Warrants” means warrants to purchase Shares.

INFORMATION CONTAINED IN THIS CIRCULAR
     The information concerning the Offeror and Subco contained in this Circular is based solely upon information contained in the Take-Over Bid Circular and other information made available by the Offeror, except where otherwise noted. Although Optimal has no actual knowledge that would indicate that any statements contained herein taken from or based on such documents or records are untrue or incomplete, Optimal assumes no responsibility for the accuracy or completeness of the information contained in such documents or records.
     Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection therewith.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
     The solicitation of proxies and the transactions contemplated in this Circular involved securities of a Canadian issuer and are being effected in accordance with Canadian corporate and securities laws. This Circular has been prepared in accordance with Canadian disclosure requirements. Shareholders should be aware that such requirements are different from those of the United States. The enforcement by investors of civil liabilities under securities laws of jurisdictions outside the United States may be affected adversely by the fact that Optimal is organized under the federal laws of Canada and several of its directors are residents of countries other than the United States. You may not be able to sue Optimal or its directors or officers in a Canadian court for violations of United States securities laws. It may be difficult to compel Optimal and its affiliates to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court in the United States.
     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
FORWARD LOOKING STATEMENTS
     Certain statements contained in this Circular are forward-looking statements and are prospective in nature. All statements, other than statements of historical fact, included in this Circular that address future activities, events, developments, financial performance or are based on current expectations and projections about future events, are forward-looking statements. These forward-looking statements can often, but not always, be identified by the use of forward-looking statement terminology such as “may”, “should”, “will”, “could”, “intend”, “plan”, “expect”, “estimate”, “anticipate”, “believe”, “future” or “continue” or the negative thereof or similar variations. These forward-looking statements are based on certain assumptions and/or analyses made by Optimal and its directors and officers, in light of their experience and their perception of historical trends, current conditions and expected future developments, as well as other factors they believe are appropriate in the circumstances. Shareholders are cautioned not to place undue reliance on such forward looking statements, which are not a guarantee of performance and are subject to a number of uncertainties, assumptions and other factors, many of which are outside the control of Optimal and its directors, that could cause actual results to differ materially from those expressed or implied by such forward looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among other things, those described under “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. Such forward-looking statements should, therefore, be construed in light of such factors. All written and oral forward-looking statements attributable to Optimal or its directors, or persons acting on its or their behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Readers of this Circular are cautioned not to place undue reliance on forward-looking statements contained in this Circular, which reflect the analysis of Optimal’s directors and management, only as of the date of this Circular. Neither Optimal nor its directors are under any obligation, and Optimal and its directors expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable Law.

AVAILABILITY OF DISCLOSURE DOCUMENTS
     Optimal is a reporting issuer or equivalent in certain provinces of Canada and its Shares are registered pursuant to Section 12(b) of the Exchange Act. As a result, Optimal files continuous disclosure documents and other documents with the applicable securities regulatory authorities in Canada and with the SEC. Continuous disclosure documents are available for review on SEDAR website at www.sedar.com and at the SEC’s website at www.sec.gov/edgar.
REPORTING CURRENCY
     In this Circular, unless otherwise indicated, all references to “dollars” or “$” are to United States dollars and all references to “Cdn.$” are to Canadian dollars. On June 10, 2010, the rate of exchange for the United States dollar expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada, was United States $1.00 = Canadian $1.034.

OPTIMAL GROUP INC.
Registered Office:
3500 de Maisonneuve Blvd. West, Suite 800
Montréal, Québec, Canada H3Z 3C1
GENERAL PROXY INFORMATION
Solicitation and Voting of Proxies
     The accompanying proxy is solicited by management of Optimal for use at the Meeting to be held at 8:30 a.m. (Eastern time) on July 9, 2010 at the Corporation’s principal office, 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, Canada, H3Z 3C1 and for any adjournments or postponements of the Meeting.
     The Corporation will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of the Meeting Materials. The Corporation will furnish copies of these Meeting Materials to banks, brokers, fiduciaries and custodians holding Shares in their names on behalf of beneficial Shareholders so that they may forward these Meeting Materials to the Corporation’s beneficial Shareholders.
     The solicitation of proxies will be made primarily by mail but proxies may also be solicited personally or by telephone, electronic mail or fax by the Corporation’s directors, officers and employees without special compensation. Record holders such as brokerage houses, nominees, fiduciaries or other custodians are requested to forward Meeting Materials to beneficial Shareholders who do not hold their Shares in their own name and to request authority for the exercise of proxies, and, upon request of such record Shareholders, they will be reimbursed for their reasonable expenses incurred in sending Meeting Materials to beneficial Shareholders.
     The Board of Directors has fixed June 15, 2010 as the Record Date for determining those Shareholders who shall be entitled to receive notice of and to vote at the Meeting. As of June 10, 2010, there were 5,148,735 Shares outstanding. The Offeror owns and has the right to vote a sufficient number of Shares to approve the Amalgamation at the Meeting and has indicated that it intends to do so. Following the Amalgamation, the Offeror will be, directly or indirectly, the sole shareholder of the Corporation.
     To be effective, proxies must be received by Computershare not later than 8:30 a.m. (Eastern time) on July 7, 2010, or, if the Meeting is adjourned or postponed, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed Meeting, or any further adjournment or postponement thereof. The Corporation anticipates mailing the Meeting Materials to Shareholders on or about June 18, 2010.
Purpose of the Meeting
     As described in more detail in this Circular, the purpose of the Meeting is to:
1.	consider and, if deemed advisable, pass, with or without amendment, the Amalgamation Resolution (the full text of which is set out in Appendix “A” to this Circular) approving the Amalgamation of the Corporation with Subco, a wholly-owned subsidiary of the Offeror, substantially upon the terms and conditions set out in the Amalgamation Agreement attached as Appendix “B” to this Circular;

2.	consider and act on other business as may properly come before the Meeting or any postponement or adjournment thereof.
Advice to Beneficial Shareholders
     The information set forth in this section is important to beneficial Shareholders. Beneficial Shareholders should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as registered Shareholders can be recognized and acted upon at the Meeting. If Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Shares will not be registered in the

Shareholder’s name on the records of the Corporation. Such Shares will more likely be registered under the name of the Shareholder’s broker or a nominee of that broker. In Canada, the vast majority of these Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc.), which acts as nominee for many Canadian brokerage firms. In the United States, shares are often registered under the name of CEDE & Co. (the registration name for The Depository Trust Company), which acts as nominee for many U.S. brokerage firms. Shares held by brokers or their nominees can only be voted upon the instructions of the beneficial Shareholder.
     Applicable regulatory policy requires brokers to seek voting instructions from beneficial shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by beneficial Shareholders in order to ensure that their Shares are voted at the Meeting. Often, the form of proxy supplied to a beneficial Shareholder by his/her broker is identical to the form of proxy provided by the Corporation to the registered Shareholders. However, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the beneficial Shareholder. Many brokers now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically prepares a machine-readable proxy form, mails those forms to the beneficial Shareholders and asks beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares at the Meeting.
     A beneficial Shareholder receiving a proxy form from his/her broker or Broadridge cannot use that proxy to vote Shares directly at the Meeting. The proxy must be returned to his/her broker or Broadridge, as applicable, sufficiently well in advance of the Meeting in order to have the Shares represented by such proxy voted in accordance with the instructions of the beneficial Shareholder.
Appointment of Proxy and Discretionary Authority
     Shareholders have the right to appoint a person, who need not be a Shareholder, other than persons designated in the form of proxy accompanying this Circular, as nominee to attend and act for and on behalf of such Shareholder at the Meeting and may exercise such right by inserting the name of such person in the blank space provided on the form of proxy.
     The form of proxy accompanying this Circular confers discretionary authority upon the proxy nominees with respect to amendments or variations to the matters identified in the Notice of Meeting and other matters that may properly come before the Meeting.
     The persons named in the enclosed form of proxy, who are officers of the Corporation, will vote the Shares in respect of which they are appointed in accordance with the directions of the Shareholders appointing them.
     In the absence of such directions, such Shares will be voted FOR the approval of the Amalgamation Resolution.
     Management of the Corporation knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the Shares represented by proxies granted to the proxy nominees will be voted on such matters in accordance with the best judgment of the proxy nominee.
Revocation of Proxies
     Proxies given by Shareholders for use at the Meeting may be revoked at any time prior to their use. A Shareholder giving a proxy may revoke the proxy (i) by instrument in writing executed by the Shareholder or by his or her attorney authorized in writing, or, if the Shareholder is a corporation, by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing, and delivering it either at the registered office of the Corporation (as set forth in this proxy statement) or with Computershare at any time up to and including 5:00 p.m. (Eastern time) on the last Business Day preceding the day of the Meeting, or any adjournment or postponement thereof, or with the Chairman of the Meeting on the day of the Meeting or adjournment or postponement thereof, or (ii) in any other manner permitted by law.

Quorum and Voting Rights and Approval of Proposals
     Two persons present in person, being Shareholders or proxy holders, representing not less than 10% of the outstanding Shares constitutes a quorum for the transaction of business at the Meeting. Shares represented by proxies that are marked “against” on any matter will be counted as Shares present for purposes of determining the presence of a quorum. Shares that are represented by non-votes will also be counted as Shares present for purposes of determining the presence of a quorum. If a quorum is not present, the Meeting may be postponed or adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.
     Each Share entitles its owner to one vote on all matters presented at the Meeting.
     An abstention will not be counted as a vote cast. In addition, Shares represented at the Meeting whose votes are withheld on any matter will not be counted as a vote cast. A broker non-vote will also not be counted as a vote cast. A broker non-vote occurs when the broker holding Shares for a beneficial Shareholder does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal and has not received voting instructions from the beneficial Shareholder for that proposal.
     All votes will be tabulated by Computershare, the proxy tabulator and inspector of election appointed for the Meeting. Computershare will separately tabulate affirmative and negative votes, abstentions or withheld votes and broker non-votes.
Householding
     The Corporation is delivering these Meeting Materials using a procedure approved by the SEC called “householding.” Under this procedure, service providers that deliver the Corporation’s communications to Shareholders may deliver a single copy of the Corporation’s proxy statements, annual reports and/or information statements to multiple Shareholders sharing the same address, unless one or more of these Shareholders notifies the Corporation that they wish to continue receiving individual copies. This householding procedure will reduce the printing costs and postage fees of the Corporation.
     The Corporation will deliver promptly upon written or oral request a separate copy of these Meeting Materials to a Shareholder at a shared address to which a single copy of the document was delivered. Please notify the Corporation’s transfer agent at the address provided below to receive a separate copy of these Meeting Materials.
     If you are eligible for householding, but you and other Shareholders with whom you share an address currently receive multiple copies of the Corporation’s proxy statements, annual reports and/or information statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy for your household, please contact the Corporation’s transfer agent, Computershare, at 100 University Avenue, 9th floor, Toronto, Ontario, Canada M5J 2Y1, 1-800-564-6253.
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES
     The Corporation’s authorized share capital currently consists of an unlimited number of Shares, and Class “B” and Class “C” preference shares. Each Share entitles the holder thereof to one vote at all meetings of Shareholders, including the Meeting. 5,148,735 Shares are issued and outstanding as of the date of this Circular and no Class “B” or Class “C” shares have been issued.
     As at June 10, 2010, the only person or company who, to the knowledge of the Board of Directors, beneficially owned, controlled or directed, directly or indirectly, more than 10% of the issued and outstanding Shares was the Offeror and its Joint Actors, which hold together 4,279,662 Shares, representing approximately 83% of the issued and outstanding Shares.
     Optimal understands that the Offeror and its Joint Actors currently intend to vote all Shares held by them in favour of all matters to be acted upon at the Meeting.

SPECIAL BUSINESS TO BE CONDUCTED AT THE MEETING
     At the Meeting, the Shareholders will be asked to consider and, if thought appropriate, pass the Amalgamation Resolution authorizing the Amalgamation, as the second step transaction to privatize Optimal after the expiry of the Offer, more fully described in the Take-Over Bid Circular.
     To be effective, the Amalgamation Resolution, the text of which is attached to this Circular as Appendix “A”, must be passed by : (i) at least two-thirds of the votes cast by those Shareholders present in person or by proxy at the Meeting; and (ii) a simple majority of the votes cast by “minority” Shareholders, as such term is used in MI 61-101. The Offeror and its Joint Actors are permitted to vote the Shares acquired under the Offer for the purposes of the approval of the Amalgamation Resolution by “minority” Shareholders. See the section entitled “The Amalgamation — Legal Aspects”.
     The Offeror and its Joint Actors are the registered holders of 4,279,662 Shares, representing approximately 83% of the issued and outstanding Shares and are expected to vote in favour of the Amalgamation Resolution.
     Should the Amalgamation Resolution be approved, the Board of Directors will have the authority to effect the Amalgamation pursuant to the terms of the Amalgamation Agreement attached hereto as Appendix “B”.
     Registered holders of Shares who validly dissent from the Amalgamation Resolution will be entitled to be paid the fair value of their Shares, subject to strict compliance with section 190 of the CBCA.
THE AMALGAMATION
Background and Reasons for the Amalgamation
     On March 17, 2010, Optimal and the Offeror announced the execution of the Support Agreement to support the Offeror’s intention to make an offer to acquire for $2.40 per Share, all of the Shares, not already held by the Offeror and its Joint Actors, including Shares that may become outstanding on the conversion, exchange or exercise of Options or Warrants. On March 31, 2010, the Offeror mailed the Take-Over Bid Circular outlining the Offer to Shareholders and, subsequently, extended the Offer on May 6, 2010 pursuant to a notice of change and variation and amended and restated Take-Over Bid Circular. On expiry of the Offer on May 21, 2010, the Offeror took up and paid for 3,874,086 Shares. The total number of Shares taken up by the Offeror represents approximately 75% of the issued and outstanding Shares.
     In the Take-Over Bid Circular, the Offeror disclosed its intention, if the Offer was successful, to enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all of the Shares not acquired under the Offer by means of a Compulsory Acquisition or Subsequent Acquisition Transaction. The Offeror has decided to pursue a Subsequent Acquisition Transaction and has incorporated Subco, a wholly-owned subsidiary of the Offeror, to proceed with the Amalgamation.
Terms of the Amalgamation
     If the Amalgamation Resolution is approved and the conditions set out in the Amalgamation Agreement are satisfied, on the Effective Date, the Corporation and Subco will amalgamate and continue as one corporation. As a result of the Amalgamation, the property of both the Corporation and Subco will become the property of Amalco and Amalco will continue to be liable for the obligations of both the Corporation and Subco. Immediately after the Amalgamation, Amalco will continue to carry on the operations of the Corporation and will have the same assets and liabilities as the Corporation and Subco.
     Effective on the Amalgamation, Shareholders (other than Dissenting Shareholders and the Offeror and its Joint Actors) will receive one Amalco Redeemable Preferred Share for each Share held. In addition, each issued and outstanding Share held by the Offeror and its Joint Actors will be converted into one Amalco Common Share and each issued and outstanding Subco Share will be converted into one Amalco Common Share. The Offeror will be the only holder of Amalco Common Shares following the Amalgamation. The terms of the Amalco Redeemable Preferred Shares require Amalco to redeem each such share for $2.40 cash on the Redemption Date, anticipated to be July 9, 2010. The Redemption Price to be paid by Amalco on redemption of the Amalco Redeemable Preferred Shares will be funded directly or indirectly by the Offeror.
     Certain Canadian and United States federal income tax implications of the Amalgamation to Shareholders are discussed in greater detail in this Circular. See the sections of this Circular entitled “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.
     Dissenting Shareholders will be entitled to be paid the fair value of their Shares in accordance with section 190 of the CBCA. See the section of this Circular entitled “The Amalgamation — Right to Dissent”.
Summary of the Amalgamation Agreement
     The following is a summary only of the material provisions of the Amalgamation Agreement and does not purport to be complete and is subject to and is qualified in its entirety by the provisions of the Amalgamation Agreement. Shareholders can review the Amalgamation Agreement which is attached hereto as Appendix “B”.
     Upon approval by the Shareholders, satisfaction or waiver of all other conditions as provided in the Amalgamation Agreement and the filing of articles of amalgamation, the Amalgamation will become effective on the Effective Date. The Effective Date of the Amalgamation is expected to be July 9, 2010. On the Effective Date, the Corporation and Subco will amalgamate and continue as one corporation. On the Effective Date:
•	each issued and outstanding Share (other than those held by Dissenting Shareholders and the Offeror and its Joint Actors) will be converted into one Amalco Redeemable Preferred Share, each of which will be redeemed as soon as practicable following the Amalgamation for the Redemption Price;

•	each issued and outstanding Share held by the Offeror and its Joint Actors will be converted into one Amalco Common Share;

•	each issued and outstanding Share held by a Dissenting Shareholder, if any, will be cancelled and become an entitlement to be paid the fair value of such Share and each Dissenting Shareholder shall cease to have any rights as a Shareholder other than the right to be paid the fair value in respect of the Shares formerly held by such Dissenting Shareholder in accordance with the provisions of the CBCA; and

•	each issued and outstanding Subco Share held by the Offeror and its Joint Actors will be converted into one Amalco Common Share.
     In accordance with the CBCA, on the Effective Date:
•	the amalgamation of the Corporation and Subco and their continuation as one corporation, Amalco, under the terms and conditions of the Amalgamation Agreement, will be effective;

•	the property of each of the Corporation and Subco will continue to be the property of Amalco;

•	Amalco will continue to be liable for the obligations of each of the Corporation and Subco;

•	any existing cause of action, claim or liability to prosecution with respect to either the Corporation or Subco or both will be unaffected;

•	any civil, criminal or administrative action or proceeding pending by or against either the Corporation or Subco may be continued to be prosecuted by or against Amalco;

•	any conviction against, or ruling, order or judgment in favour of or against either of the Corporation or Subco may be enforced by or against Amalco; and

•	the articles of amalgamation are deemed to be the articles of incorporation of Amalco and the certificate of amalgamation to be issued in respect of the Amalgamation is deemed to be the certificate of incorporation of Amalco.
     Immediately after the Amalgamation, Amalco will continue to carry on the operations of the Corporation with the same assets and liabilities. As soon as practicable following the Amalgamation, each Amalco Redeemable Preferred Share will be redeemed by Amalco for $2.40 cash, in accordance with the terms of the Amalco Redeemable Preferred Shares, on the Redemption Date.
     The respective obligations of the Corporation and Subco to consummate the Amalgamation are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by the mutual consent of the Corporation and Subco without prejudice to their right to rely on the other conditions:
•	the Amalgamation Agreement and the Amalgamation, shall have been approved by the shareholders of each of the Corporation and Subco in accordance with the provisions of the CBCA and any other applicable regulatory requirements;

•	all necessary governmental or regulatory approvals, orders, rulings, exemptions and consents in respect of the Amalgamation shall have been obtained on terms satisfactory to the Corporation and Subco and any applicable governmental or regulatory waiting period shall have expired or been terminated;

•	there shall not be in effect any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment or any other legal restraint or prohibition issued by any government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, bureau, commission, court or tribunal or any subdivision thereof or any other entity or Person exercising executive, legislative, judicial, regulatory or administrative authority, which would have the effect of preventing, prohibiting, making illegal or imposing material limitations on the Amalgamation or any of the transactions contemplated by the Amalgamation Agreement; and

•	the Corporation and Subco shall be satisfied that there are reasonable grounds for believing that at the Redemption Date and after payment of the Redemption Price on redemption of the Amalco Redeemable Preferred Shares (i) Amalco will be able to pay its liabilities as they become due, and (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities.
     The Amalgamation Agreement may be terminated by the board of directors of the Corporation or Subco at any time prior to the issuance of a certificate of amalgamation and notwithstanding the approval of the Amalgamation Resolution by the Shareholders or the approval by the shareholder of Subco.
     The Amalgamation Agreement may at any time and from time to time be amended by written agreement of the parties thereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation: (i) change the time for performance of any of the obligations or acts of the parties thereto; (ii) waive compliance with or modify any of the covenants contained therein or waive or modify performance of any of the obligations of the parties thereto; or (iii) waive compliance with or modify any other conditions precedent contained therein, provided that no such amendment shall change the provisions thereof regarding the consideration to be received by the Shareholders for their Shares, without approval of such Shareholders, given in the same manner as required for the approval of the Amalgamation.
     For a full description of the rights, privileges, restrictions and conditions attached to the Amalco Common Shares and the Amalco Redeemable Preferred Shares, see Schedule A to the Amalgamation Agreement.
     Dissenting Shareholders will be entitled to be paid the fair value of their Shares in accordance with and subject to strict compliance with section 190 of the CBCA. For a summary description of such dissent rights, see the section of this Circular entitled “The Amalgamation — Right to Dissent” and Appendices “C” and “D” to this Circular.

Shareholder Approval
     The full text of the Amalgamation Resolution is set forth in Appendix “A” to this Circular.
     For the Amalgamation to be approved by the Shareholders in accordance with applicable law, the Amalgamation Resolution must be passed by: (i) at least two-thirds of the votes cast by holders of Shares; and (ii) a simple majority of the votes cast by “minority” Shareholders, as such term is used in MI 61-101.
     The Offeror and its Joint Actors are permitted to vote the Shares acquired under the Offer for the purposes of the approval of the Amalgamation Resolution by “minority” Shareholders. See the section entitled “The Amalgamation — Legal Aspects” below.
     The Offeror and its Joint Actors, which together hold approximately 83% of the issued and outstanding Shares have advised the Corporation that all of the Shares owned by them will be voted in favour of the Amalgamation Resolution. The votes attached to the Shares held by the Offeror and its Joint Actors are sufficient to enable all the foregoing approvals to be obtained, in particular, the votes attached to the 3,874,086 Shares taken up by the Offeror pursuant to the Offer (representing approximately 75% of the issued and outstanding Shares, may be counted as part of the votes attached to the Shares held by “minority” Shareholders and represent more than a majority of such votes. The Offeror and its Joint Actors are therefore in a position to have the Amalgamation Resolution approved. See the section entitled “The Amalgamation — Legal Aspects” below.
     Votes attached to 405,576 Shares held by the Joint Actors will be excluded in determining whether minority approval for the business combination is obtained.
     Unless otherwise specified by the Shareholder executing such proxy, the persons named as proxies in the enclosed form of proxy intend to vote the Shares represented by such proxy FOR the Amalgamation Resolution.
     Dissenting Shareholders will be entitled to be paid the fair value of their Shares in accordance with and subject to strict compliance with the provisions of Section 190 of the CBCA. For a full description of such dissent rights, see the section entitled “The Amalgamation — Right to Dissent” below and Appendix “C” and Appendix “D” to this Circular.
Board of Directors Approval
     The Board of Directors (excluding Holden L. Ostrin, Neil S. Wechsler, Richard Yanofsky and Leon P. Garfinkle who abstained from voting due to their interest in the transactions) has reviewed and approved the Amalgamation and authorized the execution by the Corporation of the Amalgamation Agreement as well as the mailing of the Meeting Materials to Shareholders.
     The Redemption Price per share that Shareholders are entitled to receive under the Amalgamation is equal in value to the consideration per share paid to Shareholders who deposited their Shares under the Offer.
Legal Aspects
     The Amalgamation constitutes a “business combination” within the meaning of MI 61-101. MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. For these purposes, if Shareholders will receive securities that are redeemed for cash within seven days of their issuance in consideration for their Shares in the business combination, the cash proceeds of the redemption, rather than the redeemed securities, are deemed to be the consideration received in the business combination. The Offer and the Take-Over Bid Circular contained the disclosure mandated by MI 61-101 (see “Acquisition of Shares Not Tendered in the Offer”, “Certain Canadian Federal Income Tax Considerations” and

“Certain U.S. Federal Income Tax Considerations” in the Offer and the Take-Over Bid Circular), the Amalgamation between the Corporation and an affiliate of the Offeror will be completed within 120 days of the expiry of the Offer, and the Redemption Price for the Shares under the Amalgamation is at least equal in value to and is in the same form as the consideration that tendering holders of Shares were entitled to receive in the Offer. Accordingly, an exemption from the requirement to prepare a valuation in connection with the Amalgamation is available and will be relied upon.
     MI 61-101 also provides that, in addition to any other required security holder approval, in order to complete a business combination, the approval of a simple majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. However, MI 61-101 provides that, subject to certain terms and conditions, the votes attached to the shares acquired under the offer may be included as votes in favour of a subsequent business combination in determining whether minority approval has been obtained if, among other things, the business combination is effected by the offeror or its affiliate and is in respect of shares that were not acquired in the take-over bid, the business combination is completed no later than 120 days after the expiry of the bid, the consideration per security that the holders of affected securities would be entitled to receive in the business combination is at least equal in value to and is in the same form as the consideration that the tendering shareholders were entitled to receive in the bid and the take-over bid disclosure document discloses, among other things, (i) that if the offeror acquired shares under the bid, the offeror intended to acquire the remainder of the securities under a statutory right of acquisition or under a business combination no later than 120 days after the expiry of the bid for consideration per security at least equal in value to and is in the same form as the consideration that the shareholders were entitled to receive in the bid, (ii) that the business combination would be subject to minority approval, (iii) the number of votes attached to the securities that, to the knowledge of the offeror after reasonable inquiry, would be required to be excluded in determining whether minority approval for the business combination had been obtained, (iv) the identity of holders of such securities excluded from the minority approval determination, setting out their individual holdings, (v) the identity of each class of securities the holders of which would be entitled to vote separately as a class on the business combination, (vi) the expected tax consequences of both the bid and the business combination if, at the time the bid was made, the tax consequences arising from the business combination were reasonably foreseeable to the offeror and were reasonably expected to be different from the tax consequences of tendering to the bid, and (vii) that the tax consequences of the bid and the business combination may be different if, at the time the bid was made, the offeror could not reasonably foresee the tax consequences arising from the business combination.
     The Redemption Price offered for Shares under the Amalgamation is equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer, the Amalgamation will be completed no later than 120 days after the Expiry Time and the required disclosure has been included in the Take-Over Bid Circular. Accordingly, the Offeror intends to cause Shares acquired under the Offer to be voted in favour of the Amalgamation Resolution and to be counted as part of any minority approval.
     Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction.
Right to Dissent
     Under section 190 of the CBCA, a registered Shareholder may dissent in respect of the Amalgamation Resolution. If the Amalgamation is completed, Dissenting Shareholders who strictly comply with the procedures set out in the CBCA will be entitled to be paid the fair value of their Shares in connection with which their right to dissent was exercised.
     Shares that are held by a Dissenting Shareholder will not be converted into Amalco Redeemable Preferred Shares and will not be redeemed by Amalco. Rather, on the Amalgamation becoming effective, Dissenting Shareholders cease to have any rights as Shareholders other than the right to be paid the fair value of their Shares in accordance with section 190 of the CBCA. However, in the event that a Shareholder fails to perfect that Shareholder’s right to dissent, withdraws that Shareholder’s notice of dissent or forfeits that Shareholder’s right to dissent, or that Shareholder’s right to dissent is otherwise terminated, in each case under the CBCA or his or her rights as a Shareholder of the Corporation are otherwise reinstated, each Share held by that Shareholder shall thereupon be deemed to have been converted into an Amalco Redeemable Preferred Share on the Effective Date, which share shall be deemed to have been redeemed on the Redemption Date for $2.40 in cash.

     The dissent right and dissent procedure provided by section 190 of the CBCA is summarized in Appendix “C” to this Circular and the full text thereof is set out in Appendix “D” to this Circular. Registered Shareholders who wish to exercise dissent rights should seek legal advice, as failure to adhere strictly to the requirements set out in the CBCA may result in the loss or unavailability of any right to dissent.
Redemption Price
     Upon completion of the Amalgamation on the Effective Date, Shareholders (other than Dissenting Shareholders and the Offeror and its Joint Actors) will receive Amalco Redeemable Preferred Shares. Each Amalco Redeemable Preferred Share will be redeemed for the Redemption Price on the Redemption Date.
Share Certificates
     No certificates will be issued in respect of Amalco Redeemable Preferred Shares and such shares shall be evidenced by certificates representing the Shares (other than certificates representing Shares held by Dissenting Shareholders and other than Amalco Redeemable Preferred Shares that may be issued after the Effective Date). At the Effective Time, Share Certificates evidencing Shares and Subco Shares shall cease to represent any claim upon or interest in Optimal or Subco, as the case may be, other than the right of the holder to receive that which is provided for in the Amalgamation Agreement.
Letter of Transmittal and Delivery Requirements
     A Letter of Transmittal (printed on blue paper) is enclosed with this Circular for use by Shareholders for the surrender of Share Certificates. The detailed instructions for the surrender of Share Certificates to Computershare and the addresses of Computershare are set out in the Letter of Transmittal. As soon as practicable after the Redemption Date, assuming due delivery of the required documentation, Amalco shall cause Computershare to forward cheques for the aggregate Redemption Price (without interest) to which a Shareholder is entitled by first class mail to the address of the Shareholder as shown on the register of Shareholders maintained on behalf of the Corporation, unless the Shareholder indicates to the Corporation that he or she wishes to pick up the cheque representing the aggregate Redemption Price, in which case the cheque will be available at the Toronto, Ontario office of Computershare listed in the Letter of Transmittal for pick-up by such holder. Under no circumstances will interest on the Redemption Price be paid by Amalco or Computershare by reason of any delay in paying the Redemption Price or otherwise.
     A Shareholder who has lost or misplaced his or her Share Certificate(s) should complete the Letter of Transmittal as fully as possible and forward it to Computershare together with a letter explaining the loss or contact Computershare as soon as possible for instructions. Computershare will assist in making arrangements for the necessary affidavit (which may include a bonding requirement) for payment of the Redemption Price in accordance with the Amalgamation. If a bond is required, the premium payable will be the responsibility of the Shareholder.
     In order to receive the Redemption Price, each Shareholder (other than Dissenting Shareholders and the Offeror and its Joint Actors) must duly complete, execute and deliver to Computershare the Letter of Transmittal together with such Shareholder’s Share Certificate(s) and such other additional documents as Computershare may reasonably require, if any. See also the section of this Circular entitled “The Amalgamation — Prescription Period”.
     The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents to Computershare is at the option and risk of the Shareholder. The Corporation recommends that such documents be delivered by hand to Computershare, at the offices listed in the Letter of Transmittal, and a receipt obtained therefor, or if mailed, the Corporation recommends that registered mail be used, with return receipt requested, and that proper insurance be obtained.
     Shareholders whose Share Certificates are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee to arrange for the surrender of their Share Certificates.

Prescription Period
     On the Effective Date, each Shareholder will be removed from the Corporation’s securities register, and until they are validly surrendered, the Share Certificate(s) held by such former holder will (i) in the case of a Shareholder other than a Dissenting Shareholder, from the Redemption Date, represent only the right to receive, upon such surrender, the Redemption Price (without interest), and (ii) in the case of a Dissenting Shareholder, from the Effective Date, represent only the right to receive fair value for the Shares held. Any certificate which prior to the Effective Date represented issued and outstanding Shares which has not been surrendered, with the Letter of Transmittal and all other required documentation, on or prior to the sixth anniversary of the Effective Date, and subject to applicable law with respect to unclaimed property, will cease to represent any claim against, or interest of any kind or nature in, the Corporation, Amalco or Computershare and any Person who surrenders Share Certificate(s) after the sixth anniversary of the Effective Date will not be entitled to any Redemption Price or other compensation.
     Subject to the requirements of applicable law, if the total amount delivered to Computershare in respect of the aggregate Redemption Price payable upon the redemption of the Amalco Redeemable Preferred Shares resulting from the conversion of Shares under the Amalgamation has not been fully claimed and paid within six years of the Effective Date, any remaining amount, including without limitation all interest thereon, will be returned to Amalco.
PRIOR VALUATION
     The Offer constituted an “insider bid” within the meaning of certain Canadian provincial securities legislation and MI 61-101, as certain directors or senior officers of WowWee Group Limited, WowWee USA, Inc., WowWee Canada Inc., WW Sablon Holdings SA or any of their respective subsidiaries, subsidiaries of Optimal, were acting jointly or in concert with the Offeror. Applicable securities legislation and regulatory policies require that a formal valuation of the securities that are the subject of the bid be prepared by an independent valuator and filed with applicable securities regulatory authorities.
     The following constitutes only a summary of the Valuation. The Valuation has been prepared and provided solely for the use of the Special Committee and the Board of Directors and to be made available for inspection or to be sent to any securityholder of Optimal upon request to Optimal, for a nominal charge sufficient to cover printing and postage. Requests should be made by telephone by dialing (514) 738-8885 or by written notice delivered to Optimal’s principal office located at 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, H3Z 3C1. The Valuation may not be used or relied upon by any other Person without the express prior written consent of PwC. PwC believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by PwC without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The following summaries are qualified in their entirety by the full text of the Valuation. The Valuation has been filed by Optimal with the Canadian and United States securities authorities and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar. Capitalized terms used below and not otherwise defined herein are defined in the Valuation.
     The valuation must contain the valuator’s opinion as to a value or range of values for the securities to be acquired pursuant to the insider bid. While MI 61-101 stipulates that the valuation must be paid for by the Offeror, selection of the valuator and the supervision of the valuation are required to be performed by the Special Committee.
     The Offeror determined that PwC is qualified and independent for the purposes of the Valuation.
Engagement of PwC
     PwC was retained as financial advisor to the Special Committee for the purposes of, among other things, preparing and delivering to the Special Committee the Valuation. Accordingly, Optimal and PwC entered into the PwC Engagement Letter. In accordance with MI 61-101, the Offeror agreed to pay the fees and expenses of PwC relating to the Valuation.

Credentials of PwC
     PwC is a global network which provides industry-focused assurance, tax and advisory services to build public trust and enhance value for clients and their stakeholders. PwC’s valuation practice has broad experience in completing and defending, when necessary, assignments involving the valuation of companies and assets for various purposes, including transactions subject to public scrutiny, financial reporting matters, the sale or purchase of an entity or assets by related parties, assistance in resolving shareholders’ disputes, tax based corporate reorganizations and mergers and acquisitions activity.
Independence of PwC
     PwC is not an associated or affiliated entity or issuer insider (as those terms are defined in MI 61-101) of Optimal or any member of senior management of Optimal (“Management”). PwC has not provided any financial advisory, audit or soliciting dealer services or participated in any financing involving Optimal in the past two years other than the services provided under the PwC Engagement Letter. There are no understandings, agreements or commitments between PwC and Optimal or its related parties with respect to future business dealings. PwC may, in the future, in the ordinary course of its business, provide professional services to Optimal. The fees payable to PwC pursuant to the PwC Engagement Letter are not contingent, in whole or in part, on the conclusions reached in the Valuation or the successful completion of the Offer. PwC has confirmed to the Special Committee that, to the best of its knowledge, it has no reason to believe that it was not independent for the purposes of MI 61-101.
Scope of Review
     In preparing the Valuation, PwC reviewed and relied upon the financial documentation and other information, all as detailed in the Valuation. In addition, PwC obtained information regarding Optimal, business and industry through meetings and discussions with senior members of Management of Optimal, Mr. Richard Yanofsky as President of WowWee Canada Inc., and the Special Committee.
Restrictions, Limitations and Assumptions
     In accordance with the PwC Engagement Letter, PwC has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by it from public sources or provided by Optimal, advisors and representatives including information, data, and other materials filed on EDGAR and SEDAR (collectively, the “Information”). The Valuation is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of its professional judgment, PwC has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.
     The Chief Financial Officer of Optimal has represented to PwC in a representation letter dated March 16, 2010 that, to the best of his knowledge and belief:
(i)	With respect to any portions of the Information that constitute forecasts, projections or estimates provided to PwC in connection with its engagement, such forecasts, projections or estimates (“FOFI”) (a) were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of Optimal; (b) were prepared using assumptions which were reasonable on the date such FOFI was prepared, having regard to the industry, business, financial condition, plans and prospects of Optimal and its subsidiaries, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such FOFI (as of the date of the preparation thereof) not misleading in light of the circumstances in which such FOFI was provided to PwC.

(ii)	To the extent that any of the Information is historical, there have been no changes or occurrences since the respective dates thereof that render, or could reasonably be expected to render, any of that Information untrue or misleading in any material respect that have not been generally disclosed and reflected in documents filed on EDGAR or disclosed by Optimal to PwC in connection with its engagement or updated by more current information, data or other material provided to PwC.

(iii)	Since the dates on which the Information was provided to PwC, no major contract has been entered into or contemplated by Optimal, and there is no plan or proposal for any restructuring of, or material changes in, the business or affairs of Optimal which has not been disclosed to PwC or otherwise publicly disclosed and reflected in documents filed on EDGAR or SEDAR, other than the transactions contemplated by the Proposed Transaction.

(iv)	Optimal has no material contingent liabilities or assets other than as disclosed in the Information.

(v)	Except as publicly disclosed and reflected in documents filed on EDGAR or SEDAR or as disclosed to PwC by Optimal in connection with its engagement:
a)	Optimal has no plans, and Management is not aware of any circumstances or developments that could reasonably be expected to have a material effect on the assets, liabilities, financial condition, prospects or affairs of Optimal;

b)	there are no appraisals or valuations known to Management relating to Optimal or any of its securities or material assets that have been prepared in the preceding 24 months which have not been provided to PwC, and no valuation or appraisal relating to any of the foregoing has been commissioned by or on behalf of Optimal or is known to Management to be in the course of preparation;

c)	no offers or negotiations relating to the purchase or sale of any material assets of Optimal or with respect to all or a material portion of the securities of Optimal have been made or received in the preceding 24 months which have not been disclosed to PwC; and

d)	Except as disclosed in the Information, there are no action suits, proceedings or inquiries pending or threatened against or affecting Optimal at law or in equity or before any federal, state, provincial, municipal or other governmental department, court, commission, bureau, board, agency or instrumentality which could reasonably be expected to materially and adversely affect Optimal.
(vi)	There are no facts regarding Optimal’s assets, liabilities, affairs, prospects or condition (financial or otherwise) that have not been disclosed to PwC in the Information that could reasonably be expected to materially affect Optimal.

(vii)	Management has reviewed PwC’s draft report dated March 12, 2010 and they are not aware of any errors of facts, omissions or misrepresentations of facts which might have a material impact on PwC’s Opinion.
     The Valuation is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the Valuation Date, and the condition and prospects, financial and otherwise, of Optimal, as they were reflected in the Information reviewed by PwC. In its analyses and in preparing the Valuation, PwC made numerous judgments with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
     PwC expresses no opinion concerning the future trading prices of the securities of Optimal and makes no recommendation to the minority shareholders with respect to the Proposed Transaction.

Definition of Fair Market Value
     For the purposes of the Valuation, fair market value means the highest price available in an open and unrestricted market between informed, prudent parties acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth.
     This value corresponds to the “en bloc value” as at December 31, 2009. PwC did not make any modification to lower the fair market value to take into account the liquidity of the Shares or the fact that the Shares held by minority shareholders do not form part of a controlling participation.
Valuation Methodologies
     In preparing the Valuation, PwC has selected the adjusted net asset method as the main valuation approach, given that Optimal suffered significant losses in the last two years, the difficulty for Management to accurately forecast revenues for any given year and the important cash investment required in working capital to maintain the business operations.
     In order to assess the reasonability of the adjusted net asset value of the toy business, PwC compared its implied 2010 projected EBITDA multiples with those of somewhat comparable public companies. Management’s projected EBITDA of the toy business for the year ending December 31, 2010 were adjusted upwards to reflect potential cost synergies accruing to the Offeror resulting from the privatization, including public company costs and other head office costs.
     In order to determine the fair market value of the OMSI shares, PwC used a discounted cash flow approach for the Moneris portfolio and an adjusted net asset approach for the United Bank Card, Inc. balance of sale receivable. Other net liabilities not related to the OMSI shares were deducted to determine the value of the net assets of the payment processing business.
     In determining the fair market value of the liabilities arising from a change of control or termination of the Employment Agreements, PwC has split the severance packages in two groups: i) the severance packages due to Senior Management Filing Persons and; ii) the severance packages due to other senior management members of Optimal and its subsidiaries. PwC has determined that the fair market value of the severance package due to other senior management members of Optimal and its subsidiaries is equal to its face value. In determining the fair market value of the severance packages and other payments due to Senior Management Filing Persons, PwC has assumed it would be limited to the assets transferred and liabilities assumed by the Offeror in settlement of the severance packages and other payments according to the Settlement Agreement.
Valuation Summary
     The following is a summary of the range of fair market values of the three major blocks of assets and liabilities of Optimal, as well as the Valuation as at the Valuation Date:

	FMV		$ per Share
(In thousands of USD)	Low	High	Low	High

Toy business segment net assets	19,851	20,551	3.85	3.99
Payment processing business net assets	6,759	9,329	1.31	1.81
Severance packages and other payments	(16,243)	(16,743)	(3.15)	(3.25)

FMV of Optimal Shares	10,367	13,137	2.01	2.55

Valuation Opinion
     Based upon and subject to the matters described in the Valuation, PwC is of the opinion that, as of December 31, 2009, the fair market value of the Shares is in the range of $2.01 to $2.55 per Share.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
     In the opinion of Stikeman Elliott LLP, the following is a summary of the principal Canadian federal income tax considerations under the Tax Act of the Amalgamation and the redemption of Amalco Redeemable Preferred Shares generally applicable to Shareholders who, for the purposes of the Tax Act and at all relevant times, hold their Shares and the Amalco Redeemable Preferred Shares as capital property, did not acquire their Shares pursuant to a stock option plan and deal at arm’s length with, and are not affiliated with, Amalco, the Offeror, Subco or the Corporation. Shares and Amalco Redeemable Preferred Shares generally will constitute capital property to a Shareholder unless the Shareholder holds such shares in the course of carrying on a business or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders who are resident in Canada and whose Shares or Amalco Redeemable Preferred Shares might not otherwise qualify as capital property may be entitled, in certain circumstances, to obtain such qualification for such shares and for every other “Canadian Security” (as defined in the Tax Act) by making the irrevocable election permitted by subsection 39(4) of the Tax Act.
     This summary does not apply to a Shareholder (i) that is a “financial institution” or a “specified financial institution” as defined for purposes of the Tax Act, (ii) who has made an election under the functional currency reporting rules of the Tax Act, (iii) an interest in which is a tax shelter investment for the purposes of the Tax Act, or (iv) that is an insurer carrying on business in Canada and elsewhere.
     This summary is based on the current provisions of the Tax Act and on the Corporation’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), but does not otherwise take into account or anticipate changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of the CRA. No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not take into account the tax legislation of any province or territory of Canada or of any non-Canadian jurisdiction.
     For purposes of the Tax Act, all amounts relating to the acquisition, holding and disposition of Shares and Amalco Redeemable Preferred Shares expressed in a currency other than the Canadian currency must be converted into Canadian dollars using the relevant rate of exchange quoted by the Bank of Canada at noon on the relevant date or such other rate of exchange as is acceptable to CRA.
     This summary assumes that, based on the Amalgamation Agreement, there shall be allocated to (i) the Amalco Redeemable Preferred Shares stated capital and paid-up capital (as defined in the Tax Act) equal to the aggregate redemption price thereof, and (ii) the Amalco Common Shares stated capital and paid-up capital (as defined in the Tax Act) equal to the aggregate paid-up capital (as defined in the Tax Act) attributable to the shares of the Corporation and Subco (other than the shares of the Corporation held by a Dissenting Shareholder) less the amounts allocated to the stated capital account for the Amalco Redeemable Preferred Shares.
     This summary is not exhaustive of all Canadian federal income tax considerations. The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.
Shareholders Resident in Canada
     The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act and any applicable income tax treaty (“Canadian Resident Holder”).

Disposition of Shares on Amalgamation
     A Canadian Resident Holder (other than a Dissenting Shareholder) who, on the Amalgamation, holds Shares that are converted into Amalco Redeemable Preferred Shares will not realize any capital gain or capital loss on the conversion. The Canadian Resident Holder will be considered to have disposed of the Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Shares to the Canadian Resident Holder immediately before the Amalgamation and to have acquired the Amalco Redeemable Preferred Shares at an aggregate cost equal to those proceeds of disposition.
Redemption of Amalco Redeemable Preferred Shares
     On the redemption of Amalco Redeemable Preferred Shares held by a Canadian Resident Holder, the Canadian Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition of such shares (which will be equal to the redemption price of $2.40 per share) exceed (or are less than) the aggregate adjusted cost base to the Canadian Resident Holder of such shares and any reasonable costs of disposition. The tax treatment of capital gains and capital losses under the Tax Act is discussed below.
Dissenting Shareholders
     Under the current administrative practice of the CRA, Canadian Resident Holders who exercise their right of dissent in respect of the Amalgamation will be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by Amalco to them for such Shares less the amount of any interest awarded by the court and will realize a capital gain (or capital loss) to the extent that those proceeds of disposition exceed (or are less than) the aggregate adjusted cost base of such Shares to the Canadian Resident Holder who is a Dissenting Shareholder and any reasonable costs of disposition. Any interest awarded to a Canadian Resident Holder who is a Dissenting Shareholder will be included in the Canadian Resident Holder’s income. The tax treatment of capital gains and capital losses under the Tax Act is discussed below. Because of uncertainties under the relevant legislation as to whether such amounts (other than interest) paid to Dissenting Shareholders would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, Dissenting Shareholders should consult their own tax advisors in this regard.
Taxation of Capital Gains or Losses
     A Canadian Resident Holder who realizes a capital gain or a capital loss on the redemption of Amalco Redeemable Preferred Shares or, in the case of a Canadian Resident Holder who is a Dissenting Shareholder, on the disposition of Shares, will generally be required to include in income one-half of any such capital gain (“taxable capital gain”) and must apply one-half of any such capital loss (“allowable capital loss”) against taxable capital gains realized in the same taxation year in accordance with the detailed rules in the Tax Act. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years in accordance with the detailed rules of the Tax Act.
     A capital loss realized on the disposition of any such shares by a Resident Holder that is a corporation may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such shares or, in the case of a disposition of Amalco Redeemable Preferred Shares received on the Amalgamation, on the Shares converted into such Amalco Redeemable Preferred Shares, to the extent and under the circumstances described in the Tax Act.
     Similar rules may apply where the corporation is a member of a partnership or a beneficiary of a trust that owns such shares, or where a trust or partnership of which the corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns such shares.
     A Canadian Resident Holder that throughout the year is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

     The realization of a capital gain (or capital loss) by an individual or a trust (other than certain specified trusts) may affect the individual’s or the trust’s liability for alternative minimum tax under the Tax Act. Canadian Resident Holders should consult their own tax advisors with respect to alternative minimum tax provisions.
Shareholders Not Resident in Canada
     The following portion of the summary is generally applicable to a Shareholder who, for the purposes of the Tax Act and any applicable income tax treaty and at all relevant times, is neither resident nor deemed to be resident in Canada, and does not use or hold and is not deemed to use or hold Shares or Amalco Redeemable Preferred Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”).
Whether Shares or Amalco Redeemable Preferred Shares are Taxable Canadian Property
     The Canadian tax consequences of the Amalgamation and the redemption of Amalco Redeemable Preferred Shares may depend on whether the Non-Resident Holder’s Shares and/or Amalco Redeemable Preferred Shares constitute “taxable Canadian property” for purposes of the Tax Act.
     Shares should generally not constitute “taxable Canadian property” to a Non-Resident Holder unless at any time during the 60-month period immediately preceding the Amalgamation, the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length or any combination thereof, held 25% or more of the issued Shares and, at any time during such 60-month period, more than 50% of the fair market value of such Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing, whether or not the property exists.
     Amalco Redeemable Preferred Shares should generally not constitute “taxable Canadian property” to a Non-Resident Holder unless at any time during the 60-month period immediately preceding the redemption, more than 50% of the fair market value of such Amalco Redeemable Preferred Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing, whether or not the property exists.
     Notwithstanding the foregoing, Shares and Amalco Redeemable Preferred Shares can be deemed to constitute “taxable Canadian property” to the Non-Resident Holder under certain circumstances under the Tax Act and where the Shares held by a Non-Resident Holder constitute “taxable Canadian property” to the Non-Resident Holder, the Amalco Redeemable Preferred Shares received on the Amalgamation will be deemed to be “taxable Canadian property” to the Non-Resident Holder throughout the period that begins at the time of the Amalgamation and ends on the day that is 60 months after the Amalgamation.
Disposition of Shares on Amalgamation
     A Non-Resident Holder will not realize a capital gain or capital loss on the conversion of the Shares for Amalco Redeemable Preferred Shares on the Amalgamation. The Non-Resident Holder will be considered to have disposed of the Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Shares to the Non-Resident Holder immediately before the Amalgamation and to have acquired the Amalco Redeemable Preferred Shares at an aggregate cost equal to those proceeds of disposition. Non-Resident Holders whose Shares constitute “taxable Canadian property” should consult their own tax advisors for advice regarding their particular circumstances.
Redemption of Amalco Redeemable Preferred Shares
     A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the redemption of Amalco Redeemable Preferred Shares unless the Amalco Redeemable Preferred Shares constitute “taxable Canadian property” of the Non-Resident Holder at the time of the redemption. On the redemption of Amalco Redeemable Preferred Shares held by a Non-Resident Holder whose Amalco Redeemable Preferred Shares constitute “taxable Canadian property”, the Non-Resident Holder will realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of such shares (which will be equal to the redemption price of $2.40 per share) exceed (or are less than) the aggregate adjusted cost base to the Non-Resident Holder of such shares and any reasonable costs of disposition.
     The tax consequences described above under “Shareholders Resident in Canada—Taxation of Capital Gains or Losses” generally will apply to a Non-Resident Holder whose Amalco Redeemable Preferred Shares constitute “taxable Canadian property” and who realizes a capital gain or a capital loss on the redemption thereof. It is possible that a capital gain realized by a Non-Resident Holder whose Amalco Redeemable Preferred Shares constitute “taxable Canadian property” may be exempt from tax under the terms of an applicable bilateral tax treaty. Non-Resident Holders whose Amalco Redeemable Preferred Shares constitute “taxable Canadian property” should consult their own tax advisors for advice regarding their particular circumstances.
Dissenting Shareholders
     Under the current administrative practice of the CRA, the receipt by a Non-Resident Holder who is a Dissenting Shareholder with respect to the Amalgamation of a cash payment equal to the fair market value of the Non-Resident Holder’s Shares will be treated as proceeds of disposition of such Shares (except for any amount received as interest). Any amount received as interest will generally not be subject to withholding tax.
     No Canadian tax will be payable on any capital gain realized in these circumstances by a Non-Resident Holder whose Shares do not constitute “taxable Canadian property”.
     In the event that the Shares constitute “taxable Canadian property” to a particular Non-Resident Holder who is a Dissenting Shareholder, such Dissenting Shareholder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition exceed (or are less than) the aggregate adjusted cost base of such Shares. The tax consequences described above under “Shareholders Resident in Canada—Taxation of Capital Gains or Losses” generally will apply to a Non-Resident Holder who is a Dissenting Shareholder whose Shares constitute “taxable Canadian property”. It is possible that a capital gain realized by such a Dissenting Shareholder may be exempt from tax under the terms of an applicable bilateral tax treaty.
     Because of uncertainties under the relevant legislation as to whether such amounts (other than interest) paid to Dissenting Shareholders would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, Dissenting Shareholders should consult their own tax advisors in this regard.
Canadian Tax Return
     Non-Resident Holders whose Shares or Amalco Redeemable Preferred Shares are “taxable Canadian property” should consult their own tax advisors as to whether there is a requirement to file a Canadian income tax return reporting the disposition of such shares or any other reporting or notification obligations in their particular circumstances.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of certain material United States federal income tax considerations relating to the Amalgamation and the redemption of the Amalco Redeemable Preferred Shares that may be relevant to U.S. Holders (as defined below). This discussion is not a complete analysis of all the potential tax considerations relating to the Amalgamation and the redemption of the Amalco Redeemable Preferred Shares. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations promulgated under the Code, and administrative rulings and judicial decisions that relate to the United States federal income tax treatment of the disposition of Shares, all as in effect and existing on the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. No rulings have been sought or are expected to be sought from the Internal Revenue Service (“IRS”) with respect to any of the tax consequences described below, and no assurance can be given that the IRS will not take contrary positions. This discussion applies only to U.S. Holders that hold Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax matters that may be relevant to a particular U.S. Holder in light of its particular circumstances, and it does not address any state, local, non-U.S. or alternative minimum tax consequences of the Amalgamation and the redemption of the Amalco Redeemable Preferred Shares. The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as: (i) banks, insurance companies, and financial institutions; (ii) broker dealers; (iii) certain former citizens or residents of the United States; (iv) traders that elect to mark-to-market; (v) tax-exempt entities; (vi) persons liable for alternative minimum tax; (vii) persons whose functional currency is not the U.S. dollar; (viii) persons holding Shares as part of a straddle, hedging, conversion or integrated transaction; (ix) persons who received their Shares in compensatory transactions; (x) holders of Options, Warrants, rights or other securities to acquire Shares; (xi) persons that directly, indirectly or constructively own 10% or more of the voting stock of the Corporation; (xii) real estate investment trusts; (xiii) regulated investment companies; (xiv) S corporations, (xv) personal holding companies, (xvi) corporations that accumulate earnings to avoid United States federal income tax, or (xvii) U.S. expatriates. Further, this summary does not address the U.S. federal income tax consequences to shareholders, partners or beneficiaries of an entity that is a holder of the Shares.
     For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is: (i) an individual who is a U.S. citizen or resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the Laws of the United States, any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income without regard to source; or (iv) a trust if (a) a U.S. court is able to exercise supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
     The tax treatment of a partner in a partnership that holds Shares, including any entity treated as a partnership for U.S. federal income tax purposes, generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding Shares and such partnerships holding Shares should consult their own tax advisors.
     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any holder of Shares, and no representation with respect to the tax consequences to any particular holder of Shares is made. The following summary is not binding on the IRS or the courts. Each U.S. Holder should consult its own tax advisors with respect to the U.S. federal income tax considerations relevant to such U.S. Holder in light of its particular circumstances, as well as any applicable U.S. state, local, estate, alternative minimum tax or non-U.S. tax considerations.
PFIC Status of the Corporation
     A non-U.S. corporation is considered to be a PFIC for any taxable year if either (i) at least 75% of its gross income is passive or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. “Passive income” includes dividends, interest, certain rents and royalties and certain gains from the sale of commodities and securities. In determining whether a non-U.S. corporation is a PFIC, the corporation is treated as owning its proportionate share of the assets and directly receiving its proportionate share of the income of any corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.
     The determination of whether or not the Corporation is a PFIC for the its taxable year ending December 31, 2009 or the current taxable year is made after the end of the applicable taxable year, and will depend upon the composition of the Corporation’s income and assets for that taxable year. Since the PFIC status of the Corporation for each year depends upon the composition of the Corporation’s income and assets and upon the market value of the Corporation’s assets from time to time, there can be no assurance that the Corporation will not be considered a PFIC for any taxable year. Currently, the Corporation believes that it should not be treated as a PFIC for its taxable year ending December 31, 2009 or its current taxable year. However, there can be no assurances that this determination will be respected by the IRS (nor can there be any assurances regarding the Corporation’s PFIC status in years prior to such determination). Shareholders are urged to consult their own tax advisors concerning the Corporation’s PFIC status for any year in such shareholder’s holding period for U.S. federal income tax purposes.

Disposition of the Shares — If the Corporation is Not a PFIC
     As described in detail below, a U.S. Holder’s disposition of Shares pursuant to the transactions described in this Circular will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder generally will be taxed in the same manner as with respect to a sale or other taxable disposition of Shares, including a sale on a stock or securities exchange. Assuming that the Corporation has not been a PFIC at any time during which a U.S. Holder has owned Shares, a U.S. Holder generally will recognize capital gain or loss upon the disposition of its Shares pursuant to the redemption of the Amalco Redeemable Preferred Shares or pursuant to a U.S. Holder’s rights as a Dissenting Shareholder equal to the difference between (i) the U.S. dollar value of the amount of cash received (other than amounts, if any, received by a Dissenting Shareholder that are or are deemed to be interest for U.S. federal income tax purposes) and (ii) such U.S. Holder’s adjusted tax basis in the disposed Shares in U.S. dollars at the time of the disposition. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares is more than one year at the time of the disposition. Non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation with respect to long-term capital gains. The deductibility of capital losses is subject to limitations.
     If a U.S. Holder is a cash-basis taxpayer who receives foreign currency, such as Canadian dollars, in connection with the disposition of Shares, the amount realized will be based on the U.S. dollar value of the foreign currency received, as determined on the settlement date of the disposition.
     If a U.S. Holder is an accrual-basis taxpayer, the U.S. Holder may elect the same treatment required of cash-basis taxpayers, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. If a U.S. Holder is an accrual-basis taxpayer and does not elect to be treated as a cash-basis taxpayer for this purpose, the U.S. Holder might have a foreign currency gain or loss for U.S. federal income tax purposes. Any gain or loss would be equal to the difference between the U.S. dollar value of the foreign currency to which the U.S. Holder becomes entitled on the date of the disposition and on the date of payment, if these dates are considered to be different for U.S. federal income tax purposes. Any currency gain or loss generally would be treated as U.S. source ordinary income or loss and would be in addition to the gain or loss, if any, recognized in the disposition of Shares pursuant to the transactions described in this Circular.
Disposition of the Shares — If the Corporation is a PFIC
     If the Corporation were considered a PFIC for any taxable year during which a U.S. Holder held Shares, certain adverse tax consequences could apply to such U.S. Holder pursuant to a disposition of such Shares in the transactions described in this Circular, including the imposition of interest charges and tax at higher rates than would otherwise apply. Certain elections may be available (including a QEF or mark to market election) to United States persons that may mitigate the tax adverse consequences resulting from PFIC status. In the absence of any special elections, any gain recognized by a shareholder on the disposition of Shares in the transactions described in this Circular would, in general, be allocated ratably over the shareholder’s holding period for its Shares. The amounts allocated to the taxable year of the disposition and to any year before the Corporation became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and an interest charge would be imposed on the tax liability attributable to such allocated amounts.
     Given the adverse tax consequences if the PFIC rules apply, U.S. Holders are urged to consult their own tax advisors regarding the consequences if the Corporation has been classified as a PFIC, including the manner in which the PFIC rules may affect the U.S. federal income tax consequences of the disposition of the Shares, and whether the U.S. Holder can or should make any of the special elections under the PFIC rules with respect to the Corporation.
Information Reporting and Backup Withholding
     Proceeds from the disposition of Shares pursuant to the transactions described in this Circular may be subject to information reporting and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Backup withholding may be credited against a U.S. Holder’s U.S. federal income tax, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Foreign Tax Credits for Canadian Taxes Paid or Withheld
     A U.S. Holder that pays (directly or through withholding) Canadian income taxes in connection with the transactions described in this Circular may be entitled to claim a deduction or credit for U.S. federal income tax purposes, subject to a number of complex rules and limitations. U.S. Holders should consult their own tax advisors regarding the foreign tax credit implications of disposing of their Shares.
     The foregoing discussion may not apply to U.S. Holders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.
     The discussion of certain U.S. federal income tax considerations set forth above is included for general information only. Due to the individual nature of tax consequences, U.S. Holders are urged to consult their tax advisors as to the specific tax consequences to them of the Amalgamation and the redemption of the Amalco Redeemable Preferred Shares, including such holder’s status as a U.S. Holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
SOURCE OF FUNDS
     Francis Choi agreed, subject to the terms and conditions of the Loan Agreement and the Escrow Agreement, to loan to the Offeror an aggregate principal amount of $15,000,000 (the “Loan”). The money has been deposited with the Escrow Agent.
     Approximately $9.3 million was used to purchase the Shares tendered to the Offer. Approximately $5.3 million remains with the Escrow Agent.
     Under the terms of the Loan Agreement, the Offeror may only use the proceeds of the Loan to (a) purchase all of the Shares pursuant to: (i) the terms and conditions of the Offer; (ii) any Compulsory Acquisition; and (iii) Subsequent Acquisition Transaction, (collectively, the “Transaction”); (b) purchase, terminate or otherwise defease all Options, Warrants or other rights to acquire Shares; and (c) pay the fees and transaction expenses in relation to the Transaction, and not for any other purpose.
     The Loan was granted for a term of five (5) years effective as of the date of the Loan Agreement. The Loan or any portion thereof outstanding from time to time, shall bear interest as of the date of the Loan Agreement and until repayment in full at the rate of seven and one half percent (7 1/2%) per annum, calculated yearly and not in advance, with interest calculated at the same rate on any arrears. The Loan is subject to representations, warranties and covenants customary in these types of financings. The Loan is secured by a pledge (hypothec) by the Offeror of all of the Shares that it acquires pursuant to the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.
     Not less than $5 million of the Loan must be repaid by the Offeror no later than 40 days following the closing of the Transaction. The remaining balance of the Loan shall be repaid in accordance with the terms and conditions of the Loan Agreement.
     Peter Yanofsky, Richard Yanofsky and Eric Lau Tung Ching have entered into a deed of guarantee and indemnity dated February 24, 2010 in favour of Francis Choi, wherein, Peter Yanofsky, Richard Yanofsky and Eric Lau Tung Ching have agreed, under the terms and conditions set forth therein, to indemnify and hold Francis Choi harmless for all claims, losses, obligations and liabilities suffered or incurred by Francis Choi in connection with the Loan, up to an aggregate amount of $7,500,000.

INFORMATION CONCERNING THE OFFEROR
     The Offeror was incorporated under the CBCA on December 12, 2009. Prior to the date hereof, the Offeror has not carried on any commercial activities other than the pursuit of the acquisition of the Shares and the making of the Offer. The registered office of the Offeror is: 770 Sherbrooke Street West, Suite 1700, Montréal, Québec, H3A 1G1. The Offeror’s phone number is 514-738-2079.
INFORMATION CONCERNING SUBCO
     Subco was incorporated under the CBCA on May 1, 2010 and is a wholly-owned subsidiary of the Offeror. Subco was incorporated for the purpose of completing the Amalgamation so as to enable the Offeror to acquire the remaining Shares not acquired under the Offer. Subco has not carried on any material business prior to the date hereof other than in connection with matters directly related to the Amalgamation. The registered office of Subco is located at 770 Sherbrooke Street West, Suite 1700, Montréal, Québec, H3A 1G1.
INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON AT THE MEETING
     The Amalgamation has been proposed in order to enable the Offeror to acquire, indirectly through Subco, the Shares that were not acquired by the Offeror under the Offer. Certain directors and officers of the Corporation are also directors, officers or employees of, or otherwise have links to, one or more of the Offeror and Subco and therefore could be considered as having an interest in the completion of the Amalgamation.
     Holden L. Ostrin, Co-Chairman of Optimal, Neil S. Wechsler, Co-Chairman and Chief Executive Officer of Optimal, and Gary S. Wechsler, Treasurer and Chief Financial Officer of Optimal, entered into the Settlement Agreement with the Offeror. See “Interest of Informed Persons in Material Transactions — Settlement Agreement”.
     Richard Yanofsky, President of WowWee Canada Inc., Peter Yanofsky, President of WowWee USA Inc. and Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited are acting jointly and in concert with the Offeror. See “Interest of Informed Persons in Material Transactions — Joint Bid Agreement”.
     As a result, Holden L. Ostrin, Neil S. Wechsler, Gary S. Wechsler, Richard Yanofsky, Peter Yanofsky and Eric Lau Tung Ching have a substantial conflict of interest with respect to the Offer and the Amalgamation.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
     Except as disclosed below and elsewhere in this Circular, based on information provided by the directors and executive officers of the Corporation, no informed person of the Corporation, nor any associate or affiliate of any informed person, had a direct or indirect material interest in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.
Settlement Agreement
     The following is a summary of the material provisions of the Settlement Agreement. A copy of the Settlement Agreement has been filed with the Canadian securities authorities on SEDAR at www.sedar.com and with the SEC, as an exhibit to the Schedule 13E-3 and the Schedule 14D-9, at www.sec.gov/edgar. All capitalized terms used in this section and not otherwise defined in this Circular have the meanings ascribed to them in the Settlement Agreement.
     Upon completion of the Amalgamation, the Offeror has stated that it intends to cause Optimal to terminate the employment of Senior Management.
     The Offeror and Senior Management entered into the Settlement Agreement for the purposes of facilitating the transactions contemplated by the Offer and settling and providing for the terms and conditions which will govern the termination of the employment of Senior Management with Optimal.

     The registered office of the Offeror is 770 Sherbrooke Street West, suite 1700, Montréal, Québec, H3A 1G1. The Offeror’s phone number is 514-738-2079.
     Holden L. Ostrin’s principal business address and phone number are 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, Canada, H3Z 3C1 and 514-738-8885.
     Neil S. Wechsler’s principal business address and phone number are 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, Canada, H3Z 3C1 and 514-738-8885.
     Gary S. Wechsler’s principal business address and phone number are 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, Canada, H3Z 3C1 and 514-738-8885.
     Under the Settlement Agreement, Senior Management agreed to, subject to the closing of the Offer, waive their right to: (i) the insurance covenant under the Employment Agreements; (ii) receive cash payment of the amounts they are entitled pursuant to their respective Employment Agreements; and (iii) reduce the value of their Severance Payments to an amount equal to the value of the business assets of OMSI in consideration of Offeror agreeing to cause the transfer to Senior Management of the OMSI shares.
     Pursuant to the Settlement Agreement, in full and final settlement of Optimal’s obligations to pay Senior Management payments that would be due in accordance with the Employment Agreements and Letter Agreements (the “Severance Payments”), the Offeror agreed to, on or prior to the Redemption Date: (i) cause the forgiveness of any outstanding intercompany debt of Optimal (approximately $42,000,000); (ii) cause the transfer of all of the issued and outstanding shares of OMSI to or as directed by Senior Management (cumulative value of approximately $6,500,000); (iii) cause Optimal to remit to the relevant Canadian and provincial tax authorities an amount equal to 35% of the value of OMSI, on account of the withholding obligation of Optimal with respect to the Consideration (approximately $2,275,000); (iv) remit or cause Optimal to remit, certified cheques to or as directed by Senior Management in an aggregate amount equal to 13.22% of the Consideration, in accordance with the allocations to be set out by Senior Management (cumulative value of approximately $860,000); (v) cause to be put in place medical insurance coverage for a term of five (5) years from the Redemption Date for each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler, which coverage shall provide each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler and their respective families with health, life, dental and other insurance coverage in Canada and the United States equivalent to the coverage currently maintained by Optimal for the benefit of its senior executives and Senior Management (cumulative value of approximately $96,666); (vi) cause Optimal to pay Senior Management their respective amounts of the 30% reduction on 80% of their salaries that has occurred since July 2, 2009, calculated up to the Redemption Date (cumulative value of approximately $856,000); (vii) cause Optimal to pay to each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler their respective amounts equal to 20% of their Base Salary (as defined in the Employment Agreements), before giving effect to any salary reductions pursuant to the Letter Agreements (cumulative value of approximately $300,000); and (viii) cause Optimal to forgive the indebtedness of Holden L. Ostrin to Optimal on account of a home loan granted to him in 1996 and the Offeror shall or shall cause Optimal to reimburse Holden L. Ostrin for any taxes incurred by him in connection with such forgiveness and taxes incurred by him as a result of the payment by Optimal of such taxes (approximately $85,000).
     In consideration for the transactions to be effected pursuant to the Settlement Agreement, at the Redemption Date, Senior Management, on the one hand, and the Offeror and Optimal, on the other hand, on behalf of themselves and on behalf of their affiliates, successors, assigns and legal representatives (collectively in such capacity the “Releasors”) will irrevocably and unconditionally release and forever discharge the other as well as each of their affiliates, successors, assigns, directors, officers and legal representatives (collectively in such capacity the “Releasees”), of and from all manner of actions, causes of action, suits, demands, debts, accounts, covenants, contracts, damages and all other claims whatsoever of any nature, character and description, whether contractual, quasi-delictual, legal or otherwise, whether known or unknown, which any of the Releasors ever had, now has or may in the future have against any of the Releasees with respect to events, acts or omissions which relate to dates or periods on or prior to the Redemption Date. Notwithstanding the foregoing, nothing herein shall affect or release any of the parties’ rights or obligations under or pursuant to: (i) the Settlement Agreement (including the covenants, representations and warranties therein and the transactions referred to therein) and related agreements, certificates and instruments or (ii) any indemnification obligations the Offeror and Optimal (and each of their affiliates, successors, assigns, directors, officers and legal representatives) may have in favour of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler (and each of their affiliates, successors, assigns, directors, officers and legal representatives) pursuant to any statute, by-law or other constating document, insurance policy (including, the directors and officers insurance policy referred to in the Support Agreement) or any other agreement or arrangement in connection with any one of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler having acted as a director or officer of Optimal or any of its affiliates.
     Subject to the assumptions and qualifications made in the Valuation, the Valuation states that the transactions contemplated by the Settlement Agreement are favourable to Optimal.
Joint Bid Agreement
     The following is a summary of the material provisions of the Joint Bid Agreement. A copy of the Joint Bid Agreement has been filed with the Canadian securities authorities on SEDAR at www.sedar.com and with the SEC, as an exhibit to the Schedule 13E-3 and the Schedule 14D-9, at www.sec.gov/edgar.
     Richard Yanofsky, Peter Yanofsky, Eric Lau Tung Ching, Francis Choi and the Offeror have entered into a joint bid agreement dated March 31, 2010 (the “Joint Bid Agreement”) that governs the terms under which they, as a group, have agreed to make the Offer. Richard Yanofsky, Peter Yanofsky, Eric Lau Tung Ching and Francis Choi have agreed to contribute all Shares held by each of them in Optimal in exchange for shares of the Offeror.
     Richard Yanofsky’s principal business address and phone number are 3500 de Maisonneuve Blvd. West, Suite 800, Montréal, Québec, Canada, H3Z 3C1 and 514-738-2079. Richard Yanofsky beneficially owns and controls 104,926 Shares.
     Peter Yanofsky’s principal business address is 875 Prospect Street, Suite 204A, La Jolla, CA 92037. Peter Yanofsky beneficially owns and controls 97,926 Shares.
     Eric Lau Tung Ching’s principal business address is 92 Granville Road 3/F Energy Plaza Tsimshatsui East Kowloon HKSAR China. Eric Lau Tung Chin beneficially owns and controls 30,924 Shares.
     Francis Choi’s principal business address and the principal business address of Early Light International (Holdings) Ltd. is Early Light International Centre, No.9 Ka Fu Close, Sheung Shui, New Territories, Hong Kong. Early Light International (Holdings) Ltd. Francis Choi beneficially owns and controls 171,800 Shares.
     The agreement contains customary confidentiality provisions, agreements with respect to employment arrangements, and terms of a shareholders’ agreement to be entered into by all of the shareholders of the Offeror.
AUDITORS
     KPMG LLP, Chartered Accountants, is the independent auditor of the Corporation and has acted as the independent auditor of the Corporation since June 21, 2001.
EFFECT OF THE AMALGAMATION ON MARKETS AND LISTING
     The Shares are listed on the NASDAQ. The Corporation intends to delist the Shares from the NASDAQ and to cease to be a reporting issuer under the securities laws of each Province of Canada in which it is a reporting issuer and to file a Form 15 to evidence the termination of the Corporation’s duty to file periodic reports pursuant to the Exchange Act.
AVAILABLE INFORMATION
     Financial information relating to the Corporation is provided in its audited consolidated financial statements and management’s discussion and analysis for its financial year ended December 31, 2009. The Corporation is required to furnish to its Shareholders annual reports containing audited consolidated financial statements certified by its auditors in Canada, quarterly reports containing unaudited financial data for the first three quarters of each fiscal year following the end of the respective fiscal quarter, and management’s discussion and analysis for such annual and quarterly financial statements. Prior to January 1, 2010, the Corporation prepared its consolidated financial statements in accordance with Canadian generally accepted accounting principles with reconciliation to U.S. generally accepted accounting principles. For periods after December 31, 2009, the Corporation will prepare its consolidated financial statements in accordance with U.S. generally accepted accounting principles.
     A copy of these filings may be requested at no cost, by writing or telephoning at the following address or telephone number:
Optimal Group Inc.
3500 de Maisonneuve Blvd. West, Suite 800
Montréal, Québec H3Z 3C1
Attention: Secretary
(514) 738-8885
     Copies of the Corporation’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Canadian securities laws and Section 13(a) or 15(d) of the Exchange Act are available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov or free of charge upon request by writing to the address specified above and or through the Corporation’s website (www.optimalgrp.com) as soon as reasonably practicable after the material is electronically filed with, or furnished to, Canadian securities regulators and the Commission. The content of the Corporation’s website does not form part of this proxy statement.
OTHER MATTERS
     Management of the Corporation knows of no other business that will be brought before the Meeting. If any other matter or any proposal should be properly presented and should properly come before the Meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.
APPROVAL OF THE CORPORATION
     The content of this Circular and the sending thereof has been approved by the Board of Directors.
Dated at Montréal, Québec, Canada, this 10th day of June 2010.
Leon P. Garfinkle
Senior Vice President,
General Counsel and Secretary

CONSENT OF STIKEMAN ELLIOTT LLP
To the Board of Directors of Optimal Group Inc. (the “Corporation”)
We hereby consent to the reference to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the management information circular of the Corporation dated June 10, 2010 made by the Corporation to the holders of Class “A” shares of the Corporation.
(signed)
STIKEMAN ELLIOTT LLP
Montreal, Quebec
June 10, 2010

CONSENT OF PRICEWATERHOUSECOOPERS LLP
To: The Board of Directors of Optimal Group Inc. (the “Corporation”)
     Reference is made to our valuation dated as of March 12, 2010 of the Class “A” shares of the Corporation (the “Valuation”).
     We hereby consent to the references to our firm name and to the Valuation contained under the heading entitled “Prior Valuation” of the management information circular of the Corporation dated June 10, 2010. In providing our consent, we do not intend that any person other than the Board of Directors of the Corporation be entitled to rely upon the Valuation.
DATED at Montréal, Québec, Canada this 10th day of June, 2010.
(signed) PricewaterhouseCoopers LLP

A-1

APPENDIX “A”
AMALGAMATION RESOLUTION
SPECIAL RESOLUTION OF THE HOLDERS OF
CLASS “A” SHARES OF OPTIMAL GROUP INC.
AUTHORIZING THE AMALGAMATION
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
1.	the amalgamation (the “Amalgamation”) of Optimal Group Inc. (the “Corporation”) and 7533403 Canada Inc. (“Subco”) substantially upon the terms and conditions set out in the amalgamation agreement entered into as of July 9, 2010 between the Corporation and Subco, a copy of which is attached as Appendix “B” to the management information circular of the Corporation dated June 10, 2010 (the “Circular”), as such agreement may be amended as described in the Circular (the “Amalgamation Agreement”), is hereby approved;

2.	the Amalgamation Agreement is hereby approved;

3.	the board of directors of the Corporation is hereby authorized to revoke this resolution at any time prior to the Amalgamation becoming effective without further approval of the shareholders of the Corporation and to determine not to proceed with the Amalgamation; and

4.	any one or more officers and directors of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver articles of amalgamation under the Canada Business Corporations Act and to take any and all such other steps or actions as may be necessary or appropriate in connection with the Amalgamation, including, without limitation, actions to amend, extend, waive conditions of or terminate the Amalgamation Agreement and to execute and deliver for and in the name of and on behalf of the Corporation, whether under corporate seal or not, all such other certificates, instruments, agreements, documents and notices, and to take such further actions, which in such person’s opinion may be necessary or appropriate to carry out the purposes and intent of this special resolution.

APPENDIX “B”
AMALGAMATION AGREEMENT
THIS AMALGAMATION AGREEMENT is dated as of the 9th day of July, 2010.
BETWEEN:
OPTIMAL GROUP INC., a corporation existing under the Canada Business Corporations Act (“Optimal”)
AND:
7533403 CANADA INC., a corporation existing under the Canada Business Corporations Act (“Subco”)
RECITALS:
A.	Optimal and Subco have agreed to amalgamate pursuant to the Canada Business Corporations Act and upon the terms and conditions hereinafter set forth;

B.	As of the date hereof, the authorized share capital of Optimal consists of an unlimited number of Class “A” shares, Class “B” preference shares and Class “C” preference shares;

C.	The authorized share capital of Subco consists of an unlimited number of common shares;

D.	Optimal and Subco have each made disclosure to the other of their respective assets and liabilities; and

E.	It is desirable that the Amalgamation be effected.
NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereby agree as follows:
1.	Interpretation
          In this Agreement, the following terms shall have the respective meanings set out below:
“Agreement” means this amalgamation agreement,. and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this amalgamation agreement;
“Amalco” means the corporation continuing as a result of the Amalgamation;
“Amalco Common Shares” means the common shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set out in Schedule A hereto;
“Amalco Redeemable Preferred Shares” means the class A redeemable preferred shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set out in Schedule A hereto;
“Amalgamating Corporations” means Optimal and Subco;
“Amalgamation” means the amalgamation as contemplated in this Agreement;
“CBCA” means the Canada Business Corporations Act, R.S. C. 1985, c. C-44, as amended;
“Dissenting Shareholder” means a registered Shareholder who, in connection with the special resolution of the Shareholders to approve and adopt this Agreement and the Amalgamation, has exercised the right to dissent pursuant to section 190 of the CBCA in strict compliance with the provisions thereof and thereby becomes entitled to receive the fair value of the Shares held by that Shareholder, where that Shareholder has not withdrawn that Shareholder’s notice of dissent or forfeited that Shareholder’s right to dissent and where that Shareholder’s right to dissent has not otherwise been terminated, in each case under the CBCA;
“Effective Date” means the date shown on the certificate of amalgamation to be issued in respect of the Amalgamation;
“fair value”, where used in relation to a Share held by a Dissenting Shareholder, means fair value as determined by the Court under section 190 of the CBCA or as agreed between Amalco and the Dissenting Shareholder;
“Joint Actors” means Richard Yanofsky, President of WowWee Canada Inc., Peter Yanofsky, President of WowWee USA, Inc., Francis Choi, Chairman of Early Light International (Holdings) Ltd, and Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited;
“Offeror” means 7293411 Canada Inc.;
“Subco Common Shares” means common shares in the share capital of Subco;
“Redemption Date” means as soon as practicable on the Effective Date;
“Shares” means the issued and outstanding Class “A” shares of Optimal;
“Shareholder” means a holder of Shares;
“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c.1, (5th Suppl.), as amended; and
“Time of Redemption” has the meaning set forth in Schedule A.
          Words and phrases used but not defined in this Agreement and defined in the CBCA shall have the same meaning in this Agreement as in the CBCA unless the context or subject matter otherwise requires.
2.	Agreement to Amalgamate
     The Amalgamating Corporations hereby agree to amalgamate effective as of 12:01 a.m. on the Effective Date and to continue as one corporation under the provisions of the CBCA, on the terms and conditions set out in this Agreement.
3.	Name
     The name of Amalco shall be “WowWee Holdings Inc.”.
4.	Registered Office
     The registered office of Amalco shall be located in the Province of Québec at 3500 de Maisonneuve Blvd. West, Suite 800, Westmount, Quebec H3Z 3C1.
5.	Authorized Share Capital
     The authorized share capital of Amalco shall consist of an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares. The rights, privileges, restrictions and conditions attached to each class of shares of Amalco shall be as described in Schedule A hereto.
6.	Private Company Restrictions
          The transfer of securities (other than non-convertible debt securities) of Amalco shall be restricted in that no securityholder shall be entitled to transfer any such security or securities without either:

a)	The approval of the directors of Amalco expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or

b)	The approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by the holders of a majority of such shares.
7.	Restrictions on Business
     There shall be no restrictions on the business which Amalco is authorized to carry on.
8.	Number of Directors
     The board of directors of Amalco shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one (1) and a maximum number of ten (10) directors and the board of directors shall have the power to determine the number of directors. The initial directors of Amalco will be the persons whose names and addresses appear below:

NAME	ADDRESS
Richard Yanofsky	31 Glenmore, Hampstead, Quebec H3X 3M7

Leon P. Garfinkle	176 Eton Crescent, Hampstead, Quebec H3X 3K3
     Such directors shall hold office until the next annual meeting of shareholders of Amalco or until their successors are elected or appointed.
9.	Fiscal Year
     The fiscal year end of Amalco shall be December 31.
10.	By-Laws
     The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Optimal in effect immediately prior to the Effective Date.
11.	Amalgamation
     On the Effective Date:
a)	each issued and outstanding Share (other than those held by Dissenting Shareholders and the Offeror and its Joint Actors) shall be converted into one Amalco Redeemable Preferred Share;

b)	each issued and outstanding Share held by Offeror and its Joint Actors shall be converted into one Amalco Common Share;

c)	each issued and outstanding Share held by a Dissenting Shareholder, if any, shall be cancelled and become an entitlement to be paid the fair value of such Share and each Dissenting Shareholder shall cease to have any rights as a Shareholder other than the right to be paid the fair value in respect of the Shares formerly held by such Dissenting Shareholder in accordance with the provisions of the CBCA; and

d)	each issued and outstanding Subco Common Share held by the Offeror shall be converted into one

Amalco Common Share.
12.	Stated Capital Accounts
     The stated capital account in the records of Amalco shall be determined as follows:
a)	for the Amalco Redeemable Preferred Shares, an amount equal to the number of Amalco Redeemable Preferred Shares resulting from the conversion of Shares under the Amalgamation (including, without limitation, Amalco Redeemable Preferred Shares resulting from the deemed conversion of Shares) multiplied by US$2.40; and

b)	for the Amalco Common Shares, the aggregate paid-up capital (as defined in the Tax Act) attributable to the shares of the Amalgamating Corporations (other than the shares of the Corporation held by a Dissenting Shareholder) less the amounts allocated to the stated capital account for the Amalco Redeemable Preferred Shares in accordance with paragraph (a) of this section.
13.	Share Certificates
     No certificates shall be issued in respect of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation and such shares shall be evidenced by the certificates representing Shares (other than certificates representing Shares held by Dissenting Shareholders and the Offeror and its Joint Actors and other than Amalco Redeemable Preferred Shares that may be issued after the Effective Date).
     Following the Effective Date, the former holders of Shares (other than those held by the Dissenting Shareholders and the Offeror and its Joint Actors) shall be entitled to receive cheques representing the aggregate Redemption Amount (as defined in Schedule A) payable in respect of the Amalco Redeemable Preferred Shares into which their Shares were converted, upon surrender of the certificate(s) evidencing such shares held by them or on providing other satisfactory evidence of their entitlement thereto. Share certificates shall be issued in respect of the Amalco Common Shares.
14.	Prescription Period
     On the Effective Date, each Shareholder will be removed from Optimal’s securities register, and until they are validly surrendered, the share certificate(s) representing Shares held by such former holder will (i) in the case of a Shareholder other than a Dissenting Shareholder, from the first Time of Redemption, represent only the right to receive, upon such surrender, the Redemption Amount (without interest), and (ii) in the case of a Dissenting Shareholder, from the Effective Date, represent only the right to receive the fair value for the Shares held. Any certificate which prior to the Effective Date represented issued and outstanding Shares which has not been properly surrendered on or prior to the sixth anniversary of the Effective Date, subject to applicable law with respect to unclaimed property, will cease to represent any claim against, or interest of any kind or nature in Optimal or Amalco and any person who surrenders share certificate(s) representing Shares after the sixth anniversary of the Effective Date will not be entitled to any Redemption Amount or other compensation.
     Subject to the requirements of applicable law, if the aggregate Redemption Amount payable upon the redemption of the Amalco Redeemable Preferred Shares resulting from the conversion of Shares under the Amalgamation has not been fully claimed and paid within six years of the Effective Date, any remaining amount, including without limitation all interest thereon, will be returned to and become the property of Amalco.
15.	General Conditions Precedent
     The respective obligations of the Amalgamating Corporations hereto to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following conditions any of which may be waived by the mutual consent of the Amalgamating Corporations without prejudice to their right to rely on the other conditions:
a)	this Agreement and the Amalgamation, shall have been approved by the shareholders of each of the Amalgamating Corporations in accordance with the provisions of the CBCA and any other applicable regulatory requirements;

b)	all necessary governmental or regulatory approvals, orders, rulings, exemptions and consents in respect of the Amalgamation shall have been obtained on terms satisfactory to the Amalgamating Corporations and any applicable governmental or regulatory waiting period shall have expired or been terminated;

c)	there shall not be in effect any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment or any other legal restraint or prohibition issued by any government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, bureau, commission, court or tribunal or any subdivision thereof or any other entity or person exercising executive, legislative, judicial, regulatory or administrative authority, which would have the effect of preventing, prohibiting, making illegal or imposing material limitations on the Amalgamation or any of the transactions contemplated by the Amalgamation Agreement; and

d)	Optimal and Subco shall be satisfied that there are reasonable grounds for believing that at the Redemption Date and after payment of the Redemption Amount on redemption of the Amalco Redeemable Preferred Shares (i) Amalco will be able to pay its liabilities as they become due, and (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities.
16.	Termination
     This Agreement may, prior to the issuance of a certificate of amalgamation, be terminated by the board of directors of Optimal or Subco notwithstanding the approval thereof by the shareholders of Optimal and Subco.
17.	Dissenting Shareholders
     Shares which are held by a Dissenting Shareholder shall not be converted into Amalco Redeemable Preferred Shares and thereafter be redeemed for the Redemption Amount. However, in the event that a Shareholder fails to perfect that Shareholder’s right to dissent, withdraws that Shareholder’s notice of dissent, or forfeits that Shareholder’s right to dissent, or that Shareholder’s right to dissent is otherwise terminated, in each case under the CBCA or his or her rights as a shareholder of Optimal are otherwise reinstated, each Share held by that Shareholder shall thereupon be deemed to have been converted as of the Effective Date for an Amalco Redeemable Preferred Share, which Amalco Redeemable Preferred Share shall be deemed to have been redeemed on the Redemption Date for the Redemption Amount.
18.	Filing of Documents
     Upon the shareholders of each of the Amalgamating Corporations approving this Agreement in accordance with the CBCA and applicable regulatory requirements and subject to the other provisions of this Agreement, the Amalgamating Corporations shall jointly file with the Director under the CBCA articles of amalgamation and such other documents as may be required.
19.	Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.
20.	Execution and Counterparts
     This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

21.	Amendment
     This Agreement may at any time and from time to time be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:
a)	change the time for performance of any of the obligations or acts of the parties hereto;

b)	waive compliance with or modify any of the covenants contained herein or waive or modify performance of any of the obligations of the parties hereto; or

c)	waive compliance with or modify any other conditions precedent contained herein;
     provided that no such amendment shall change the provisions hereof regarding the consideration to be received by the shareholders of Optimal for their Shares, without approval of such shareholders, given in the same manner as required for the approval of the Amalgamation.
22.	Entire Agreement
     This Agreement constitutes the entire agreement among the parties to this Agreement relating to the Amalgamation and supersedes all prior agreements and understandings, oral and written, between such parties with respect to the subject matter hereof.
[Signatures on the next page]

     IN WITNESS WHEREOF the parties have executed this Agreement.

OPTIMAL GROUP INC.
By:
Name:
Title:

7533403 CANADA INC.
By:
Name:
Title:

SCHEDULE A
pertaining to the share capital of
the corporation resulting from the amalgamation
(the “Corporation”)
The authorized share capital of the Corporation shall consist of an unlimited number of Common Shares and an unlimited number of Class A Redeemable Preferred Shares. The rights, privileges, restrictions and conditions attaching to each class of shares of the Corporation shall be as follows:
CLASS A REDEEMABLE PREFERRED SHARES.
Redemption
Subject to the requirements of the Canada Business Corporations Act (the “CBCA”), the Corporation shall, as soon as practicable following the issuance of Class A Redeemable Preferred Shares (the “Time of Redemption”), redeem all of the Class A Redeemable Preferred Shares in accordance with the following provisions of this section. Except as hereinafter provided or as otherwise determined by the Corporation, no notice of redemption or other act or formality on the part of the Corporation shall be required to call the Class A Redeemable Preferred Shares for redemption.
At or before each Time of Redemption, the Corporation shall deliver or cause to be delivered to Computershare Investor Services Inc. or such other bank or trust company as may be appointed by the Corporation from time to time (the “Depositary”), at its principal office in the City of Toronto, Province of Ontario, US$2.40 (the “Redemption Amount”) in respect of each Class A Redeemable Preferred Share to be redeemed. Delivery of the aggregate Redemption Amount in such a manner shall be a full and complete discharge of the Corporation’s obligation to deliver the aggregate Redemption Amount to the holders of Class A Redeemable Preferred Shares.
From and after the applicable Time of Redemption, (i) the Depositary shall pay and deliver or cause to be paid and delivered to the order of the respective holders of the Class A Redeemable Preferred Shares, by way of cheque, on presentation and surrender at the principal office of the Depositary in the City of Toronto, Province of Ontario, of the certificate representing the Class “A” shares in the share capital of the Corporation’s predecessor, Optimal Group Inc., which were converted into Class A Redeemable Preferred Shares upon the amalgamation or such other documents as the Depositary may, in its discretion, consider acceptable, the total Redemption Amount payable and deliverable to such holders, respectively, and (ii) the former holders of Class A Redeemable Preferred Shares shall not be entitled to exercise any of the rights of shareholders in respect thereof except to receive the Redemption Amount therefor, provided that if satisfaction of the Redemption Amount for any Class A. Redeemable Preferred Share is not duly made by or on behalf of the Corporation in accordance with the provisions hereof, then the rights of such holders shall remain unaffected. Under no circumstances will interest on the Redemption Amount be paid by the Corporation whether as a result of any delay in paying the Redemption Amount or otherwise.
From the applicable Time of Redemption, each Class A Redeemable Preferred Share in respect of which deposit of the Redemption Amount is made with the Depositary shall be deemed to be redeemed and cancelled, the Corporation shall be fully and completely discharged from its obligations with respect to the payment of the Redemption Amount to such holders of Class A Redeemable Preferred Shares, and the rights of such holders shall be limited to receiving the Redemption Amount payable to them on presentation and surrender of the said certificates held by them or other documents respectively as specified above. Subject to the requirements of applicable law with respect to unclaimed property, if the Redemption Amount has not been fully claimed and paid in accordance with the provisions hereof within six years of the Time of Redemption, the Redemption Amount, including without limitation all interest thereon, shall be forfeited to the Corporation and any person who surrenders certificates after the sixth anniversary of the Time of Redemption will not be entitled to the Redemption Amount or other compensation.
Prioritv
The Common Shares shall rank junior to the Class A Redeemable Preferred Shares and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Class A Redeemable Preferred Shares.

Dividends
The holders of the Class A Redeemable Preferred Shares shall not be entitled to receive any dividends thereon.
Voting Rights
Except as otherwise provided in the CBCA, the holders of the Class A Redeemable Preferred Shares shall not be entitled to receive notice of’, to attend or to vote at any meeting of the shareholders of the Corporation.
Liquidation, Dissolution or Winding-Up
In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Class A Redeemable Preferred Shares upon satisfaction of the Redemption Amount in respect of each Class A Redeemable Preferred Share as provided herein, the holders of Class A Redeemable Preferred Shares shall be entitled to receive, and the Corporation shall pay to such holders, before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of Common Shares or any other class of shares ranking junior to the Class A Redeemable Preferred Shares as to such entitlement, an amount equal to the Redemption Amount for each Class A Redeemable Preferred Share held by them respectively and no more. After payment to the holders of the Class A Redeemable Preferred Shares of the amounts so payable to them as hereinbefore provided, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.
COMMON SHARES
Dividends
The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the Board of Directors of the Corporation out of the assets of the Corporation properly available for the payment of dividends of such amounts and payable in such manner as the Board of Directors may from time to time determine.
Voting Rights
The holders of the Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect of each Common Share held at such meetings, except a meeting of holders of a particular class or series of shares other than the Common Shares who are entitled to vote separately as a class or series at such meeting.
Liquidation, Dissolution or Winding-Up
In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the property or assets of the Corporation upon such distribution in priority to or ratably with the holders of the Common Shares, be entitled to receive the remaining property and assets of the Corporation.

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APPENDIX “C”
DISSENT RIGHTS
     The following is a summary of the procedure set out in section 190 of the Canada Business Corporations Act (the “CBCA”) to be followed by a shareholder who intends to dissent from the special resolution (the “Amalgamation Resolution”) approving the amalgamation (the “Amalgamation”) of Optimal Group Inc. (the “Corporation”) and 7533403 Canada Inc. described in the accompanying Circular and who wishes to require the Corporation to acquire his or her shares and pay him or her the fair value thereof determined as of the close of business on the day before the Amalgamation Resolution is adopted. Certain terms used but not otherwise defined in this Appendix have the respective meanings ascribed to such terms in the Glossary to the Circular.
     Section 190 of the CBCA provides that a shareholder may only exercise the right to dissent with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the shareholder’s name. One consequence of this provision is that a shareholder may only exercise the right to dissent under section 190 of the CBCA in respect of Shares which are registered in that shareholder’s name. In many cases, Shares beneficially owned by a person (a “Beneficial Holder”) are registered either: (i) in the name of an intermediary that the Beneficial Holder deals with in respect of the Shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans, and their nominees); or (ii) in the name of a clearing agency (such as CDS Clearing and Depositary Services Inc. (“CDS”)) of which the intermediary is a participant. Accordingly, a Beneficial Holder will not be entitled to exercise the right to dissent under section 190 of the CBCA directly (unless the Shares are re-registered in the Beneficial Holder’s name). A Beneficial Holder who wishes to exercise the right to dissent should immediately contact the intermediary who the Beneficial Holder deals with in respect of the Shares and either: (i) instruct the intermediary to exercise the right to dissent on the Beneficial Holder’s behalf (which, if the Shares are registered in the name of CDS or other clearing agency, would require that the Shares first be re-registered in the name of the intermediary); or (ii) instruct the intermediary to re-register the Shares in the name of the Beneficial Holder, in which case the Beneficial Holder would have to exercise the right to dissent directly.
     A registered Shareholder who wishes to invoke the provisions of section 190 of the CBCA must send to the Corporation a written objection to the Amalgamation Resolution (the “Notice of Dissent”). The Notice of Dissent must be sent at or before the Meeting at which the Amalgamation Resolution is to be voted on. The sending of a Notice of Dissent does not deprive a registered Shareholder of his or her right to vote on the Amalgamation Resolution, but a vote either in person or by proxy against the Amalgamation Resolution does not constitute a Notice of Dissent.
     Once the Amalgamation Resolution is adopted by the Shareholders, either the Corporation or a Dissenting Shareholder may make an application to the Superior Court of Quebec (the “Court”), by way of an originating notice, to fix the fair value of the Shares held by the Dissenting Shareholder. The fair value of the Shares is to be determined as of the close of business on the last Business Day before the date on which the Amalgamation Resolution is adopted. A Dissenting Shareholder who makes an application is not required to give security for costs of such an application and will not be required to pay the costs of the application or appraisal.
     Unless the Court otherwise orders, once an application is made, the Corporation must send a written offer to pay the Dissenting Shareholder an amount considered by the Board of Directors to be the fair value of the Shares (the “Offer to Pay”), accompanied by a statement showing how the fair value was determined. The Offer to Pay must be sent to every Dissenting Shareholder: (i) at least seven days before the date on which the application is returnable, if the Corporation is the applicant; or (ii) within seven days after the Corporation is served with a copy of the originating notice, if a Dissenting Shareholder is the applicant. Every Offer to Pay made to Dissenting Shareholders for Shares must be made on the same terms and is to contain or be accompanied by a statement showing how the fair value was determined.
     A Dissenting Shareholder will cease to have any rights as a Shareholder other than the right to be paid the fair value for his or her Shares upon the occurrence of the earliest of: (i) the Amalgamation becoming effective; (ii) the making of an agreement between the Corporation and the Dissenting Shareholder as to the payment to be made by the Corporation for the Dissenting Shareholder’s Shares; or (iii) the Court makes an order fixing the fair value of the Common Shares. Until one of these three events occur, the Dissenting Shareholder may withdraw the Notice of

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Dissent or the Corporation may rescind the Amalgamation Resolution and in either event, the dissent and appraisal proceedings in respect of such Dissenting Shareholder will be discontinued.
     The final order of the Court will fix the fair value of the Shares of all Dissenting Shareholders who are parties to the application, give judgment in that amount against the Corporation and in favour of each of those Dissenting Shareholders, and fix the time within which the Corporation must pay that amount to each of those Dissenting Shareholders. The Court may, in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder, from the date the shareholder ceased to have any rights by reason of their dissent, until the date of payment.
     Dissenting Shareholders will not have any right other than those granted under the CBCA to have their Shares appraised or to receive the fair value thereof.
     The above is only a summary and is expressly subject to the dissenting shareholder provisions of section 190 of the CBCA, the full text of which is reproduced in its entirety in Appendix “D” to this Circular. The Corporation is not required to notify, and the Corporation will not notify, Shareholders of the time periods within which action must be taken in order for a Shareholder to exercise the Shareholder’s dissent rights. It is recommended that any Shareholder of the Corporation wishing to exercise a right to dissent should seek legal advice, as failure to comply strictly with the provisions of the CBCA may result in the loss or unavailability of the right to dissent.

APPENDIX “D”
SECTION 190 0F THE CBCA
190.	Right to dissent — (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to
(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.
(2) Further Right — A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.
(2.1) If one class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.
(3) Payment for shares — In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.
(4) No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.
(5) Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.
(6) Notice of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.
(7) Demand for payment — A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing
(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.
(8) Share certificate — A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.
(9) Forfeiture — A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10) Endorsing certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.
(11) Suspension of rights — On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where
(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.
(12) Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice
(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.
(13) Same terms — Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.
(14) Payment — Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.
(15) Corporation may apply to court — Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.
(16) Shareholder application to court — If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.
(17) Venue — An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.
(18) No security for costs — A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).
(19) Parties — On an application to a court under subsection (15) or (16),
(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.
(20) Powers of court — On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) Appraisers — A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.
(22) Final Order — The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.
(23) Interest — A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.
(24) Notice that subsection (26) applies — If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.
(25) Effect where subsection (26) applies — If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may
(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.
(26) Limitations — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that
(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.
R.S., 1985, c. C-44, s. 190; 1994, c. 24, s. 23; 2001, c. 14, ss. 94, 134(F), 135(E).